                                  SCHEDULE 14A

                    SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934
                              (Amendment No. ____)

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ] Check the appropriate box:

[ ]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-
     12

                    AMERICAN FINANCIAL CORPORATION
        (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

          Title of each class of securities to which transaction applies:

          Aggregate number of securities to which transaction applies:

          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined)

          Proposed maximum aggregate value of transaction:

[ ] Fee paid previously with preliminary materials. [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                         AMERICAN FINANCIAL CORPORATION
                             One East Fourth Street
                             Cincinnati, Ohio 45202

                     Notice of Annual Meeting of Shareholders
                               and Proxy Statement
                            To be Held on May 9, 2000

Dear Shareholder:

      We invite you to attend our Annual Meeting of Shareholders on Tuesday, May 9, 2000, in Cincinnati, Ohio. At the meeting, you will hear a report on our operations and have an opportunity to meet your Company's directors and executives.

      This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how your Board of Directors operates and provides information about the director candidates.

      We want your shares to be represented at the meeting and we urge you to promptly either use our new telephone voting system, or complete, sign, date and return your proxy form.

                                   Sincerely,

                                 Carl H. Lindner
                            Chairman of the Board and
                             Chief Executive Officer

Cincinnati, Ohio
March 31, 2000

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                OF AMERICAN FINANCIAL CORPORATION


       Date:          Tuesday, May 9, 2000

       Time:          10:30 a.m. Eastern Daylight Savings Time

       Place:         The Cincinnatian Hotel
                      Second Floor - Filson Room
                      601 Vine Street
                      Cincinnati, Ohio

       Purpose:       Election of Directors
                      Conduct other business if
                      properly raised

       Record Date:   February   29,   2000    -     Only
                      shareholders of record at the close
                      of   business  on  that  date   are
                      entitled to receive notice  of  and
                      to vote at the meeting.

       Mailing Date:  The  approximate  mailing  date  of
                      this     proxy    statement     and
                      accompanying    proxy    form    is
                      March 31, 2000.

       AFG Meeting: The meeting will be held concurrently with the meeting of shareholders of American Financial Group, Inc. ("AFG"), the Company's parent company.

Your vote is important. Whether or not you plan to attend the meeting, shareholders may vote their shares (i) using the telephone voting system described herein via a toll-free telephone number available for use in the U.S. and Canada, or (ii) by mailing a signed proxy form, which is the bottom portion of the enclosed perforated form. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation, using the telephone voting system, or by submitting a later-dated proxy form.

                                Table Of Contents

                                                        Page

     GENERAL INFORMATION                                   1

     ELECTION OF DIRECTORS                                 2

     PRINCIPAL SHAREHOLDERS                                2

     MANAGEMENT                                            3

     COMPENSATION                                          6

     COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS    12

     INDEPENDENT AUDITORS                                 12

     NOMINATIONS AND SHAREHOLDER PROPOSALS                12

     REQUESTS FOR FORM 10-K                               13

     CERTAIN FINANCIAL INFORMATION                       F-1

                               GENERAL INFORMATION

Record Date; Shares Outstanding

      As of February 29, 2000, the record date for determining shareholders entitled to notice of and to vote at the meeting, the Company had outstanding two classes of voting securities, its common stock, no par value and its Series J Preferred Stock. At the Record Date, 10,593,000 shares of Common Stock were outstanding, all of which were held by AFG, and 2,886,161 shares of Preferred Stock were outstanding. Each share of outstanding common stock and preferred stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions and broker non-votes will have no effect on any item voted on at the Meeting.

Cumulative Voting

      Shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the record date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to an executive officer of the Company not less than 48 hours before the time fixed for the holding of the meeting.

Proxies

      Registered shareholders may vote by using a toll-free telephone number, by completing a proxy form and mailing it to the proxy tabulator, or by attending the meeting and voting in person. The telephone voting facilities will open on April 3, 2000, and close at 9:00 a.m. Eastern Daylight Savings Time on the meeting date. The telephone voting facilities are open Monday through Friday from 8:00 a.m. until 10:30 p.m. and on Saturdays from 8:00 a.m. until 4:30 p.m. Eastern Daylight Savings Time. The telephone voting procedures are designed to authenticate shareholders by use of a proxy control number and personal identification number ("PIN") to allow shareholders to confirm that their instructions have been properly recorded.

      Shareholders whose shares are held in the name of a broker, bank or other nominee should refer to their proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to them.

      To vote by telephone, shareholders should call 1-877-298- 0570, toll-free, using any touch-tone telephone and have their proxy form ready. Shareholders will be asked to enter the proxy control number and PIN, then follow simple recorded instructions. To vote by mail, shareholders should complete and sign the bottom portion of the proxy form and return only that portion to the proxy tabulator in the reply envelope provided.

      Solicitation of proxies through the mail, in person and otherwise, is being made by management at the direction of the Company's Board of Directors, without additional compensation. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and AFC will reimburse them for their expenses.

      The execution of a proxy or vote by phone does not affect the right to vote in person at the meeting, and a proxy or vote by phone may be revoked by the person giving it prior to the exercise of the powers conferred by it. A shareholder may revoke a prior vote by communicating in writing to the Secretary of AFC at the Company's principal offices or by properly executing and delivering a proxy bearing a later date (or recording a later telephone vote). In addition, persons attending the meeting in person may withdraw their proxies.

      If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

Adjournment and Other Matters

      Approval of a motion for adjournment or other matters brought before the meeting requires the affirmative vote of a majority of the shares voting at the meeting. Management knows of no other matters to be presented at the meeting other than those stated in this document.

                PROPOSAL    ELECTION OF DIRECTORS

     The Board of Directors has nominated eight directors to hold office until the next annual meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

     The nominees for election to the Board of Directors are:

     Carl H. Lindner           Keith E. Lindner
     S. Craig Lindner          Carl H. Lindner III
     Theodore H. Emmerich      Thomas M. Hunt
     James E. Evans            William R. Martin

      All of these nominees were elected directors at the last annual meeting of shareholders of the Company held on May 19, 1999. See "Management" and "Compensation" below for information concerning the background, securities holdings, remuneration and other matters relating to the nominees.

     The Board of Directors recommends that shareholders vote FOR the election of these eight nominees as directors.

                             PRINCIPAL SHAREHOLDERS

     The following shareholders are the only persons known by the Company to own beneficially 5% or more of its outstanding voting securities as of February 29, 2000:


     Name and Address                   Amount and Nature        Percent of
    of Beneficial Owner                         of             Voting Securities
                                           Beneficial
                                            Ownership
-----------------------------------     --------------------   -----------------
American Financial Group, Inc. (a)      10,593,000 shares         78.6%
  One East Fourth Street                    of Common Stock
  Cincinnati, Ohio 45202


(a) Carl H. Lindner, S. Craig Lindner, Carl H. Lindner III, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") were the beneficial owners of approximately 48% of the voting stock of AFG at February 29, 2000. AFG and the Lindner Family may be deemed to be controlling persons of the Company.

                                   MANAGEMENT

      The directors, nominees and executive officers of the Company are:


                                                                    Director or
                     Age*               Position                Executive Since
                     ----  ----------------------------------   ---------------
Carl H. Lindner       80   Chairman  of the Board  and  Chief     1959
                           Executive Officer
S. Craig Lindner      44   Co-President and  a Director           1979
Keith E. Lindner      40   Co-President and  a Director           1981
Carl H. Lindner III   46   Co-President and  a Director           1980
Theodore H. Emmerich  73   Director                               1988
James E. Evans        54   Senior  Vice President and General
                           Counsel and a Director                 1976
Thomas M. Hunt        76   Director                               1982
William R. Martin     70   Director                               1994
Philip Fasano         41   Senior  Vice  President - Chief
                           Information Officer                    1999
Keith A. Jensen       48   Senior Vice President                  1999
Thomas E. Mischell    52   Senior Vice President - Taxes          1985
Fred J. Runk          57   Senior    Vice    President    and     1978
                                    Treasurer

*As of February 29, 2000

     Carl H. Lindner (Chairman of the Executive Committee) Mr. Lindner is the Chairman of the Board and Chief Executive Officer of the Company. During the past five years, Mr. Lindner has also been Chairman of the Board and Chief Executive Officer of AFG. He is Chairman of the Board of Directors of American Annuity Group, Inc. and Chiquita Brands International, Inc. Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

     S. Craig Lindner (Member of the Executive Committee) Since March 1996, Mr. Lindner has served as Co-President and a director of the Company. For over five years, Mr. Lindner has been President of American Annuity Group, an 83%-owned subsidiary of AFC that markets tax-deferred annuities principally to employees of educational institutions and offers life and health insurance products. Mr. Lindner is also President of American Money Management Corporation, a subsidiary which provides investment services for the Company and its affiliated companies. Mr. Lindner is also a director of American Annuity Group and AFG.

      Keith E. Lindner (Member of the Executive Committee) Since March 1996, Mr. Lindner has served as Co-President and a director of the Company. In March 1997, Mr. Lindner was named Vice Chairman of the Board of Directors of Chiquita Brands International, a worldwide marketer and producer of bananas and other food products in which the Company has a 36% ownership interest. For more than five years prior to that time, Mr. Lindner had been President and Chief Operating Officer and a director of Chiquita. Mr. Lindner is also a director of AFG.

     Carl H. Lindner III (Member of the Executive Committee) Mr. Lindner was President of the Company from February 1992 until he became Co-President in March 1996. For approximately ten years, Mr. Lindner has been principally responsible for the Company's property and casualty insurance operations. Mr. Lindner is also a director of AFG.

      Theodore H. Emmerich (Chairman of the Audit Committee; Member of the Compensation Committee) Prior to his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFG, Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust.

     James E. Evans Since April 1995, Mr. Evans has served as Senior Vice President and General Counsel of the Company. For more than five years, he was Vice President and General Counsel of the Company. Mr. Evans is also a director of AFG. -4-

      Thomas M. Hunt (Member of the Compensation and Audit Committees) During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFG.

     William R. Martin (Chairman of the Compensation Committee; Member of the Audit Committee) During the past five years, Mr. Martin has been Chairman of the Board of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of American Annuity Group and AFG.

      Philip Fasano was named Senior Vice President and Chief Information Officer of the Company in July 1999. Prior thereto, he was the Executive Vice President and Chief Information Officer with Deutsche Financial Services, a division of Deutsche Bank International since June 1996. For more than five years previously, he was a managing director with Bankers Trust Co.

      Keith A. Jensen was named a Senior Vice President of the Company in February 1999. Since February 1997, he has also been Senior Vice President of American Annuity Group. For more than five years prior thereto he was a partner with Deloitte & Touche LLP, an independent accounting firm.

      Thomas E. Mischell is Senior Vice President - Taxes of the Company. He had served as a Vice President of the Company for over five years previously.

      Fred J. Runk is Senior Vice President and Treasurer of the Company. He had served as Vice President and Treasurer of the Company for more than five years previously.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires AFC's executive officers, directors and persons who own more than ten percent of AFC's voting stock to file reports of ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. The Company believes that all filing requirements were met during 1999.

Securities Ownership

      The following table sets forth information, as of February 29, 2000, concerning the beneficial ownership of equity securities of the Company and its parent and subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company, its parent or any of its subsidiaries outstanding at February 29, 2000.


                         Amount and Nature of Beneficial Ownership (a)
                         ---------------------------------------------
       Name of             Shares of Common        Shares of Preferred
   Beneficial Owner           Stock Held               Stock Held
--------------------    ----------------------    --------------------
Carl H. Lindner             10,593,000 (b)                 ---
Carl H. Lindner III         10,593,000 (b)                 ---
S. Craig Lindner            10,593,000 (b)                 ---
Keith E. Lindner            10,593,000 (b)                 ---
Theodore H. Emmerich                   ---                 ---
James E. Evans                         ---                 ---
Thomas M. Hunt                         ---                 ---
William R. Martin                      ---          40,126 (c)
--------------
All directors and           10,593,000 (b)          60,590 (d)
executive officers as
a group (12 persons)


(a) Does not include the following ownership interests in American Annuity Group common stock: Messrs. Emmerich, Evans, Hunt, S.C. Lindner and Martin, and all directors and executive officers as a group beneficially own 1,561; 17,138; 382; 98,098; 19,070 and 268,986 shares, respectively. Also excludes the following ownership of Chiquita common stock: Messrs. Emmerich, C.H. Lindner and K.E. Lindner, and all directors and executive officers as a group beneficially own 1,000; 2,127,426; 16,698 and 2,371,472 shares, respectively. This table also excludes the beneficial ownership of shares of common stock of AFG, the Company's parent, as follows: Carl H. Lindner - 2,511,684 (4.4%); Carl H. Lindner III - 6,028,526 (10.5%); S. Craig Lindner
     - 6,028,526 (10.5%);  Keith E. Lindner - 6,028,526 (10.5%);  Mr. Emmerich -
     22,550,  Mr. Evans - 279,988;  Mr. Hunt - 22,417;  Mr. Martin - 46,728; and
     all directors and executive officers as a group - 21,495,617 (36.4%).

(b) Represents shares held by AFG. The Lindner Family may be deemed to be the beneficial owners of these shares, which represent 100% of AFC common stock outstanding.

(c)  Represents 1.4% of the preferred stock outstanding.

(d)  Represents 2.1% of the preferred stock outstanding.

                                  COMPENSATION

       The following table summarizes the aggregate cash compensation for 1999, 1998 and 1997 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 1999 (the "Named Executive Officers") as reported in the proxy statement for AFG's 2000 annual meeting. Such compensation includes amounts paid by AFC and AFG as well as its subsidiaries and certain affiliates during the years indicated.


                           SUMMARY COMPENSATION TABLE

                                                      Long-Term
                            Annual Compensation      Compensation
                            ------------------------ ------------
                                                     Securities
                                               Other Underlying
                                              Annual    Options
        Name                                Compensa-   Granted      All Other
        And                    Salary  Bonus    tion     (# of     Compensation
Principal Position    Year     (a)     (b)     (c)       Shares)        (d)
-----------------------------------------------------------------------------
 Carl H. Lindner       1999 $968,000   $600,000 $65,000    ---        $70,000
  Chairman of the      1998  968,000    697,000 190,000    ---         73,000
   Board and Chief     1997  957,000    370,000 107,000    ---         75,000
   Executive Officer

 Keith E. Lindner      1999  968,000    600,000  56,000    50,000      44,000
   Co-President        1998  968,000    697,000  22,000    40,000      47,000
                       1997  957,000    370,000  14,000    50,000      31,000

 Carl H. Lindner III   1999  968,000    600,000 106,000    50,000      34,000
   Co-President        1998  968,000    697,000 128,000    40,000      34,000
                       1997  957,000    370,000 117,000    50,000      34,000

 S. Craig Lindner      1999  968,000    600,000  75,000    50,000      33,000
   Co-President        1998  968,000    697,000 184,000    40,000      33,000
                       1997  957,000    370,000 132,000    50,000      34,000

 James E. Evans        1999  968,000    580,000   2,000    45,000      36,000
  Senior Vice          1998  968,000    670,000   4,000    35,000     787,000
   President and       1997  957,000    350,000   2,000    30,000      37,000
   General Counsel


(a) This column includes salary paid by Chiquita to Carl H. Lindner of $50,000 in 1999, $100,000 in 1998, and $200,000 in 1997, and to Keith E. Lindner of
     $50,000 in 1999, $100,000 in 1998, and $381,000 in 1997.

(b) Bonuses are for the year shown, regardless of when paid. Approximately one-fourth of the bonuses for each individual were paid in shares of AFG common stock.

(c) This column includes amounts for personal homeowners and automobile insurance coverage, and the use of corporate aircraft and automobile service as follows.

                                                   Aircraft &
 Name                      Year     Insurance      Automobile

 Carl H. Lindner           1999     $21,000       $  44,000
                           1998      16,000         174,000
                           1997      19,000          88,000

 Keith E. Lindner          1999      42,000          14,000
                           1998      11,000          11,000
                           1997       6,000           8,000

 Carl H. Lindner III       1999      29,000          77,000
                           1998      28,000         100,000
                           1997      23,000          94,000

 S. Craig Lindner          1999      32,000          43,000
                           1998      43,000         141,000
                           1997      26,000         106,000

 James E. Evans            1999          --           2,000
                           1998          --           4,000
                           1997          --           2,000


(d)  Represents options to purchase shares of AFG common stock.

(e) Includes Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance as set forth below. For Mr. Evans only, this column also includes a special 1998 cash bonus of $750,000.


                           AFG       Retire-
                          Auxiliary   ment    Savings   Directors'   Term
Name                Year  RASP        Plan    Plan      Fees         Life
-------------------------------------------------------------------------
Carl H. Lindner     1999 $20,400    $9,600    $2,000    $15,000   $23,000
                    1998  20,400     9,600       --      15,000    28,000
                    1997  30,000       --      2,000     15,000    28,000

Keith E. Lindner    1999  20,400     9,600    12,000        --      2,000
                    1998  20,400     9,600    16,000        --      1,000
                    1997  30,000       --        --         --      1,000

Carl H. Lindner III 1999  20,400     9,600     2,000        --      2,000
                    1998  20,400     9,600     2,000        --      2,000
                    1997  30,000       --      2,000        --      2,000

S. Craig Lindner    1999  20,400     9,600     2,000        --      1,000
                    1998  20,400     9,600     2,000        --      1,000
                    1997  30,000       --      2,000        --      2,000

James E. Evans      1999  20,400     9,600     2,000        --      4,000
                    1998  20,400     9,600     2,000        --      5,000
                    1997  30,000       --      2,000        --      5,000

     Stock Options

      The tables set forth below disclose AFG stock options granted to, or exercised by, the Named Executive Officers during 1999, and the number and value of unexercised options held by them at December 31, 1999.


                      OPTION GRANTS IN 1999
                            Individual Grants
                -------------------------------------     Potential Realizable
                 Number of   Percent  Exercise              Value at Assumed
                Securities     of     Price            Annual Rates of Stock
                Underlying   Total    per                       Price
                  Options    Options  Share               Appreciation for
                             Grant-   (fair                    Option
                             ed to     market                  Term (b)
                Granted (a)  Employ-   value   Expira-  ---------------------
     Name          (# of     ees in    at date tion        5%         10%
                  shares)     1999     of      Date
                                       grant)
------------------------------------------------------------------------------
Carl H. Lindner     -      -      -        -        -          -            -

Keith E. Lindner    AFG  50,000   5.3%   $35.69   2/26/09  $1,122,262   $2,844,033

S. Craig Lindner    AFG  50,000   5.3%   $35.69   2/26/09  $1,122,262   $2,844,033

Carl H. Lindner III AFG  50,000   5.3%   $35.69   2/26/09  $1,122,262   $2,844,033

James E. Evans      AFG  45,000   4.8%   $35.69   2/26/09  $1,010,036   $2,559,630


Stock Appreciation for All AFG

     Shareholders - 57,071,421 shares  (c)             $1,812,873,688   $3,777,842,713


(a) The options were granted under AFG's Stock Option Plan and cover AFG common stock. They vest (become exercisable) to the extent of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in the event of death or disability or in the event of involuntary termination of employment without cause within one year after a change of control of the Company.

(b) Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2009 and assuming that the market price of AFG's common stock had appreciated in value through the year 2009 at the annual rate of 5% (to $58.14 per share) or 10% (to $92.57 per share). Such hypothetical future values have not been discounted to their respective present values, which are lower.

(c) On December 31, 1999, the closing price of AFG common stock on the New York Stock Exchange was $26.375. The gain shown for All Shareholders is based on the difference between that price and the share price shown for the above options at the option expiration dates (to $58.14 and $92.57 per share).


  AGGREGATED OPTION EXERCISES IN 1999 AND 1999 YEAR-END OPTION VALUES

                                              Number of
                                              Securities              Value of Unexercised
                           Shares             Underlying              In-the-Money Options
                           Acquired           Unexercised               at Year End (a)
                           on                 Options
                           Exercise           at Year End           ------------------------
                            (# of   Value                  Unexer-     Exer-    Unexer-
     Name          Company Shares)  Realized  Exercisable  cisable    cisable  cisable
Carl H. Lindner      AFG   51,818  $534,555    -              -         -        -

Carl H. Lindner III  AFG    1,091   $11,246  421,454      112,000    $944,527    $-0-

S. Craig Lindner     AFG    1,091   $10,246  343,817      189,637    $764,487  $186,717

Keith E. Lindner     AFG    1,091   $10,977  341,454      192,000    $753,857  $192,400

James E. Evans       AFG      -       -      140,000      121,000      $ -0-     $-0-


(a) The value of unexercised in-the-money options is calculated based on the New York Stock Exchange closing market price of AFG's common stock on December 31, 1999. This price was $26.375 per share.

Compensation Committee Report

      The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company, AFG or any of its subsidiaries. This Committee also acts as the Compensation Committee for AFG. The Committee's functions include reviewing and making recommendations to the Board of Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. The term "senior executive officers" currently includes the Chairman of the Board and Chief Executive Officer (the "CEO"), the Co-Presidents and each other executive officer whose annual base salary exceeds $500,000. The Compensation Committee has the exclusive authority to grant stock options under the Company's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

       Compensation of Executive Officers. The Company's compensation policy for all executive officers of the Company has three principal components: annual base salary, annual incentive bonuses and stock option grants. Before decisions were made regarding 1999 compensation for senior executives, the Committee had discussions with senior executives to solicit their thoughts regarding compensation. Based in part on such discussions as well as the Committee's review of the Company's financial results for the preceding year, the Committee deliberated, formed its recommendations, and presented its determinations regarding salary and bonus to the full Board for its review and approval. The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co- Presidents.

      Annual Base Salaries. The Committee approved annual base salaries and salary increases for senior executive officers that were appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities. The Committee approved the 1999 salaries of the CEO and the Co- Presidents, noting that such salaries would be at the same rates in 1999 as in 1998 and the latter part of 1997.

      Annual Bonuses. As in 1996, 1997 and 1998, the Committee developed an annual bonus plan for the CEO, the Co-Presidents and the senior executive officers that would make a substantial portion of their total compensation dependent on AFG's performance, including achievement of pre-established earnings per share targets.

       The annual bonus plan for 1999 made 50% of each participant's annual bonus dependent on AFG attaining certain earnings per share targets. The other 50% is based on AFG's overall performance, as subjectively determined by the Committee with respect to each senior executive officer participating in the annual bonus plan. A significant aspect of the 1999 annual bonus plan (as in prior years) is that it provided that 25% of any bonuses be paid in AFG common stock. As in the grant of stock options discussed below, the Committee believes that payment of a substantial portion of annual bonuses in common stock align further the  interests  of the  Company's  senior  executives  with those of its shareholders. The Committee included the CEO and the Co-Presidents as participants in the 1999 Annual Bonus Plan; the Executive Committee took action to also have certain of the Senior Vice Presidents as participants. The Committee recommended to the Board the earnings per share targets.

      Under the 1999 annual bonus plan, the bonus target amount for the CEO and each of the Co-Presidents was $950,000 with 0% to 175% of $475,000 (50% of $950,000) to be paid depending on AFG achieving certain 1999 earnings per share allocable to insurance operations (the "EPS Component") and 0% to 175% of $475,000 to be paid based on AFG's overall performance, as subjectively determined by the Committee (the "Company Performance Component"). The earnings per share target which would result in the payment of 100% of the EPS Component bonus was set by the Committee at $2.75. In recommending the 1999 annual bonus plan to the Board for adoption, the Committee noted that no bonus should be paid under the plan if 1999 earnings per share from insurance operations are less than $2.06 (75% of the 1999 EPS target). AFG's 1999 earnings per share from insurance operations were $2.50 per share, 91% of the target amount. The Committee used a straight-line interpolation method to determine what percentage of the EPS Component bonus should be paid. This resulted in approximately 64% of the bonus target amount attributable to the EPS Component ($303,000) being paid to the CEO and Co-Presidents.

      The Committee then evaluated AFG's performance during 1999. The Committee considered a number of factors in discussions of such performance with senior executives, with no relative weight being given to any specific factor. In determining that each of the CEO and the Co-Presidents should receive approximately $300,000 (approximately 62.5% of the target amount under the Company Performance Component), the Committee concluded that a number of 1999 developments enhanced the value and operations of AFG. These included the upgrade by a major rating agency of AFG's debt rating and financial strength rating, the successful and timely completion of a debt offering and the use of its proceeds primarily to pay off higher cost debt, AFG's information technologies initiative and overhaul and rolling out of its e- business effort, the commutation of a reinsurance agreement to AFG's benefit, and the maintenance of AFG's debt-to-capital ratio in a range desirable for investment grade companies. Somewhat offsetting these positive developments, the Committee noted that the price of the AFG's common stock declined markedly in 1999, noting that AFG's stock price decline was generally in line with the common stock price declines of many other insurance holding companies. The Board adopted all of the Committee's recommendations with respect to the determination of amounts paid under the annual bonus plan for 1999. Under the 1999 Plan, 25% of the bonus payment was paid in common stock.

      The annual base salary and bonuses received by the CEO and the Co-Presidents from AFG and its affiliates are virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other.

      Stock Option Grants. Stock options represent an important part of AFG's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning AFG's senior executives' interests with those of its shareholders through the grant of stock options in addition to paying a portion of any annual bonus in common stock. Options under AFG's Stock Option Plan are granted at exercise prices equal to the fair market value of common stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize AFG's long-term success. Options for 55,000 shares were granted to the Co-Presidents and additional options were granted to the other senior executives of AFG in 2000. In considering option grants to the Co-Presidents, the Committee noted that each Co-President received 5.8% of the total options granted thus far in 2000. No options were granted to the CEO in 2000.

Members of the
Compensation Committee:            William R. Martin, Chairman
                                   Theodore H. Emmerich
                                   Thomas M. Hunt

Certain Transactions

      The Company and its subsidiaries have had and expect to continue to have transactions with AFG's directors, officers, principal shareholders, their affiliates and members of their families. The Company believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFC.

      Members  of the  Lindner  Family  are the  principal  owners of  Provident
Financial Group, Inc. ("Provident"). AFC provides security guard and surveillance services at the main office of Provident for which Provident paid $100,000 in 1999. Provident leases its main banking and corporate office from AFG for which Provident paid rent of $2,538,000 in 1999. A subsidiary of Provident leases equipment to subsidiaries of AFG for which Provident was paid an aggregate of $655,000 during 1999. A subsidiary of AFG provided payroll-processing services to Provident in 1999 for which Provident paid $70,000.

       Coupons redeemable for ice cream, and certificates redeemable for tickets to a home Cincinnati Reds Major League Baseball game, were given as gifts to employees at the 1999 Company Christmas party. During 1999, AFG paid $127,000 to United Dairy Farmers, Inc. for the ice cream coupons and grocery items. UDF is owned by one of Carl H. Lindner's brothers and his family. If all of the baseball certificates are redeemed for the highest priced seat during the 2000 Cincinnati Reds season, AFG will pay the Reds approximately $380,000. Carl H. Lindner is the Chief Executive Officer of the Reds. In addition, a subsidiary of AFG, and a company owned by Carl H. Lindner, Carl H. Lindner III, Keith E. Lindner and S. Craig Lindner, both own shares in the Reds.

      During 1999, AFG and its subsidiaries chartered an aircraft from an entity owned by one of Carl H. Lindner's brothers. The total charges for such aircraft usage were $402,000.

      In July 1997,  Carl H. Lindner and a subsidiary  of AFG  purchased 51% and
49%, respectively, of common stock of a newly incorporated entity formed to acquire the assets of a company engaged in the production of ethanol. The AFG subsidiary invested $4.9 million and Mr. Lindner invested $5.1 million; the asset purchase was completed in December 1997. Certain AFG subsidiaries have entered into a credit facility under which the ethanol producer may borrow up to $10 million at a rate of prime plus 3% per annum. There were no borrowings outstanding under this facility in 1999. In September 1998, the ethanol producer borrowed $4 million from an AFG subsidiary under a subordinated note bearing interest at the rate of 14%. During 1999, the ethanol producer paid interest of $568,000 under the subordinated note.

      During 1999, the law firm of Keating, Muething & Klekamp, P.L.L. provided legal services to AFG AFC, and subsidiaries, for which it was paid $769,000. This law firm leases its offices from an AFG subsidiary, for which the AFG subsidiary was paid rent of $1,507,000 in 1999. Paul V. Muething, a partner in the firm, is the trustee of a trust for the benefit of members of the Lindner Family which holds 6.8% of AFG's common stock.

      An AFG subsidiary is the lender under a credit agreement with American Heritage Holding Corporation, a Florida-based homebuilder which is 49% owned by AFG and 11% owned by a brother of Carl H. Lindner. The homebuilder may borrow up to $8 million at 13% per annum, with interest deferred and added to principal. The highest outstanding balance owed to the AFG subsidiary during 1999 and the balance at year-end was $8.3 million.

Performance Graph

      No performance graph is included as the Company's Common Stock is not publicly traded.

Directors' Compensation

      AFC's Board of Directors receives no annual compensation from AFC. However, they are paid as directors of AFG, as follows:

      Pursuant to AFG's Non-Employee Directors' Compensation Plan (the "Directors' Plan"), all directors who are not officers or employees of AFG are paid the following fees: an annual retainer of $40,000; an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves; and an attendance fee of $1,000 for each Board or Committee meeting attended. Non-employee directors who become directors during the year receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan are reviewed by the Board of Directors from time to time and are subject to change at its discretion.

      In order to align further the interests of AFG's non- employee directors with the interests of shareholders, the Directors' Plan provides that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of AFG common stock.

      The Board of Directors has a program under which a retiring director (other than an officer or employee of AFG or any of its subsidiaries) will, if he has met certain eligibility requirements, receive upon his retirement (in a lump sum or, at his election, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a Company director or not being nominated for reelection by shareholders as a director. To be eligible for the retirement benefit, a person must have served as a director for at least four years while not an officer or employee of AFG or any of its subsidiaries. In addition, a director will not become eligible for the retirement benefit until reaching age
55. A director who receives a retirement benefit must provide consulting services to AFG on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of AFG or any of its subsidiaries.

      In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic annual grants of options to each non-employee director of AFG. During 1999, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $33.72 per share on June 1, 1999, the exercise price being the fair market value of AFG common stock on the date of grant.

        COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held two meetings and took action in writing ten times in 1999. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee. Executive Committee: The Executive Committee consists of Carl H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on sixteen occasions in 1999. Audit Committee. The Audit Committee consists of Theodore H. Emmerich (Chairman), William R. Martin and Thomas M. Hunt (elected in October
1999). None are officers or employees of the Company or any of its subsidiaries. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit- related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firms engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The
                                      -18-

Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration of the employee benefit plans of the Company and its subsidiaries. The Audit Committee met four times in 1999.

     Compensation Committee The Compensation Committee consists of William R. Martin (Chairman), Theodore H. Emmerich and Thomas M. Hunt. The functions of the Compensation Committee are discussed under "Compensation - Compensation Committee Report." The Compensation Committee met two times and took action in writing on six occasions in 1999.

                              INDEPENDENT AUDITORS

      The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1999. Representatives of that firm will attend the meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

             NOMINATIONS AND SHAREHOLDER PROPOSALS

      In accordance with the Company's Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (a) the name and residence of the shareholder and of each nominee specified in the notice, (b) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and
(c) the consent of each such nominee to serve as director if so elected.

      The Proxy Form used by AFC for the annual meeting typically grants authority to management's proxies to vote in their discretion on any matters that come before the meeting as to which adequate notice has not been received. In order for a notice to be deemed adequate for the 2001 annual meeting, it must be received by February 14, 2001. In order for a proposal to be considered for inclusion in AFC's proxy statement for that meeting, it must be received by January 20, 2001.

                             REQUESTS FOR FORM 10-K

     The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202.

Pages F1 though F-37 which follow are taken from AFC's Annual Report on Form 10-K for the year ended December 31, 1999. This information is being included herein in accordance with Rule 14a- 3 promulgated under the Securities Act of 1934.

                         AMERICAN FINANCIAL CORPORATION
                            One East Fourth Street
                            Cincinnati, Ohio  45202




                         AMERICAN FINANCIAL CORPORATION

                            Proxy for Annual Meeting

Registration Name and Address

The undersigned hereby appoints James C. Kennedy and Karl J. Grafe, and either of them, attorneys and proxies, with the power of substitution to each, to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 9, 2000 at 10:30 A.M., and at their discretion to cumulate votes in the election of directors (if cumulative voting is invoked by a shareholder through proper notice to the Company), and on such other matters as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR the following Proposals:

1. Proposal to Elect Directors

   / / FOR AUTHORITY to elect the / / WITHHOLD AUTHORITY to nominees listed below (except vote for every nominee those whose names have been listed below crossed out)

   Carl H. Lindner      Carl H. Lindner III     S. Craig Lindner
   Keith E. Lindner     Theodore H. Emmerich    James E. Evans
   Thomas M. Hunt       William R. Martin


DATE: ___________________, 2000    SIGNATURE:
                                   -----------------------------

                                   SIGNATURE:

                                   -----------------------------

                                   (if  held  jointly)  Important:
                                   Please sign exactly as name appears hereon indicating, where proper, official position or representative capacity. In case of joint holders, all should sign.

 The named proxy holders will vote the shares represented by this proxy in the manner indicated. Unless a contrary direction is indicated, the proxy holders will, except to the extent they exercise their discretion to cumulate votes in the election of directors, vote such
        shares "FOR" the proposals. If cumulative voting is invoked by a shareholder through proper notice to the Company, unless a contrary direction is indicated, this proxy will give the proxy holders authority, in their discretion, to cumulate all votes to which the
      undersigned is entitled in respect of the shares represented by this proxy and allocate them in favor of any one or more of the nominees for director if any situation arises which, in the opinion of the proxy holders, makes such action necessary or desirable. If any further matters properly come before the meeting, such shares shall be voted on such matters in accordance with the best judgment of the
                                 proxy holders.


     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


  If you have any questions about voting your shares with this form,
              Please call 1-800-368-3417 or 513-579-2414

                           VOTE BY TELEPHONE

     It's easy, convenient, and your vote is recorded immediately.

                Call TOLL-FREE using a Touch-Tone Phone
                                 1-877-298-0570

                    (Cincinnati area use 579-6707)

Follow these easy steps:

1. Review the accompanying Proxy Statement and Proxy Form and have them near by when you call.
2. Call the Toll Free number 1-877-298-0570 or the Cincinnati area local number 579-6707.
3. Enter the 6 digit Proxy Number located in the gray shaded area above the list of proposals on your proxy form.
4. Enter the 6 digit PIN Number located in the same gray shaded area.
5. Follow the recorded instructions.


Telephone voting is available Monday - Friday, 8:00 a.m. to 10:30 p.m. Eastern Time and Saturday 8:00 a.m. to 4:30 p.m. Eastern Time.

     Telephone voting will close one hour before the start of the meeting.

                          Your Vote is Important!
                               1-877-298-0570

Forward-Looking Statements The Private Securities Litigation Reform Act of
1995 encourages corporations to provide investors with information about the company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. This document contains certain forward-looking statements that are based on assumptions which management believes are reasonable, but by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions especially with regard to availability of and returns on capital, regulatory actions, changes in legal environment, levels of catastrophe and other major losses, availability of reinsurance, and competitive pressures. AFC undertakes no obligation to update any forward- looking statements.

   AFC is a holding company which, through its subsidiaries, is engaged primarily in private passenger automobile and specialty property and casualty insurance businesses and in the sale of tax-deferred annuities and certain life and supplemental health insurance products. AFC's property and casualty operations originated in the 1800's and make up one of the twenty five largest property and casualty groups in the United States based on statutory net premiums written.

   Market for Registrant's Common Equity and Related Stockholder Matters

   Not applicable - Registrant's Common Stock is owned by American Financial Group, Inc. See the Consolidated Financial Statements for information regarding dividends.

                             Selected Financial Data

     The following table sets forth certain data for the periods indicated (dollars in millions).


                                              1999     1998     1997     1996     1995
Earnings Statement Data:
Total Revenues                              $3,342   $4,072   $4,058   $4,131   $3,613
Operating Earnings Before Income Taxes and
  Extraordinary Items                          310      269      385      411      265
Earnings Before Extraordinary Items and
  Accounting Change                            153      130      208      250      195
Extraordinary Items                             (4)      (1)      (7)     (28)       2
Cumulative Effect of Accounting Change          (4)       -        -        -        -
Net Earnings                                   145      129      201      222      197

Ratio of Earnings to Fixed Charges (a)        4.01     3.44     4.20     4.99     3.10
Ratio of Earnings to Fixed Charges
  and Preferred Dividends (a)                 3.67     3.15     3.52     3.96     2.60

Balance Sheet Data:
Total Assets                               $16,024  $15,848  $15,738  $14,999  $14,851
Long-term Debt:
  Holding Companies                            113      315      287      340      648
  Subsidiaries                                 240      177      194      178      234
Minority Interest                              490      524      510      307      327
Shareholders' Equity                         1,324    1,531    1,393    1,277    1,248

(a) Fixed charges are computed on a "total enterprise" basis. For purposes of calculating the ratios, "earnings" have been computed by adding to pretax earnings the fixed charges and the minority interest in earnings of subsidiaries having fixed charges and deducting (adding) the undistributed equity in earnings (losses) of investees. Fixed charges include interest (excluding interest on annuity benefits), amortization of debt premium/discount and expense, preferred dividend and distribution requirements of subsidiaries and a portion of rental expense deemed to be representative of the interest factor.


                      Management's Discussion and Analysis

              of Financial Condition and Results of Operations

GENERAL

   Following is a discussion and analysis of the financial statements and other statistical data that management believes will enhance the understanding of AFC's financial condition and results of operations. This discussion should be read in conjunction with the financial statements beginning on page F-12.

LIQUIDITY AND CAPITAL RESOURCES

   Ratios Following the combination of AFC and American Premier in merger transactions completed in April 1995 (the "Mergers"), AFC's debt to total capital ratio at the parent holding company level (excluding amounts due AFG) improved from nearly 60% at the date of the Mergers to approximately 8% at December 31, 1999. Including amounts due AFG, the ratio was 27% at the end of 1999.

   AFC's ratio of earnings to fixed charges, excluding and including preferred dividends, on a total enterprise basis for the year ended December 31, 1999, was
4.01 and 3.67, respectively.

   The National Association of Insurance Commissioners' model law for risk based capital ("RBC") applies to both life and property and casualty companies. RBC formulas determine the amount of capital that an insurance company needs to ensure that it has an acceptable expectation of not becoming financially impaired. At December 31, 1999, the capital ratios of all AFC insurance companies substantially exceeded the RBC requirements (the lowest capital ratio of any AFC subsidiary was 2.3 times its authorized control level RBC; weighted average of all AFC subsidiaries was 4.8 times).

Sources of Funds AFC and American Premier are organized as holding companies with almost all of their operations being conducted by subsidiaries. These parent corporations, however, have continuing cash needs for administrative expenses, the payment of principal and interest on borrowings, shareholder dividends, and taxes. Funds to meet these obligations come primarily from dividend and tax payments from their subsidiaries.

   Management believes these parent holding companies have sufficient resources to meet their liquidity requirements through operations. If funds generated from operations, including dividends and tax payments from subsidiaries, are insufficient to meet fixed charges in any period, these companies would be required to generate cash through borrowings, sales of securities or other assets, or similar transactions.

   AFC has a reciprocal Master Credit Agreement with the various AFG holding companies under which these companies make funds available to each other for general corporate purposes.

   A five-year, $300 million bank credit line was established by AFC in February 1998 replacing two subsidiary holding company lines. This credit line provides ample liquidity and can be used to obtain funds for operating subsidiaries or, if necessary, for the parent companies. At December 31, 1999, there was $68 million borrowed under the line.

   In April 1999, AFC used funds borrowed under its credit agreement with AFG to retire outstanding holding company public debt and borrowings under its credit line.

   Dividend payments from subsidiaries have been very important to the liquidity and cash flow of the individual holding companies during certain periods in the past. However, the reliance on such dividend payments has been lessened in recent years by the combination of (i) reductions in the amounts and cost of debt at the holding companies subsequent to the Mergers (and the related decrease in ongoing cash needs for interest and principal payments), (ii) AFC's ability to obtain financing in capital markets, as well as (iii) the sales of certain noncore investments. Strong capital at the insurance companies also decreases the likelihood of a need for additional investment in these companies.

   For statutory accounting purposes, equity securities are generally carried at market value. At December 31, 1999, AFC's insurance companies owned publicly traded equity securities with a market value of $1.1 billion, including equity securities of AFC affiliates (including subsidiaries) of $.7 billion. Since significant amounts of these are concentrated in a relatively small number of companies, decreases in the market prices could adversely affect the insurance group's capital, potentially impacting the amount of dividends available or necessitating a capital contribution. Conversely, increases in the market prices could have a favorable impact on the group's dividend-paying capability.

   Under tax allocation agreements with AFC, its 80%-owned U.S. subsidiaries generally compute tax provisions as if filing separate returns based on book taxable income computed in accordance with generally accepted accounting principles. The resulting provision (or credit) is currently payable to (or receivable from) AFC.

Uncertainties

   IT Initiative From inception of the Year 2000 Project in the early 1990's, AFC estimates that it incurred approximately $79 million in Year 2000 costs, including capitalized costs of $20 million, to successfully ensure its systems function properly in the year 2000 and beyond. Although a significant portion of the costs charged to expense were related primarily to allowing systems to continue to execute properly, the Project also included the upgrading of a significant number of systems and enhanced the knowledge of virtually all existing systems.

   In the third quarter of 1999, AFC's newly hired Chief Information Officer initiated an enterprise-wide study of its information technology ("IT") resources, needs and opportunities. AFC expects that the initiative will entail extensive effort and costs and may lead to substantial changes in the area, which should result in significant cost savings, efficiencies and effectiveness in the future. While the costs (most of which will be expensed) will precede any savings to be realized, management expects benefits to greatly exceed the costs incurred, all of which will be funded through available working capital.

   Litigation Two lawsuits were filed in 1994 against American Premier by USX Corporation ("USX") and a former USX subsidiary. The lawsuits seek contribution from American Premier for all or a portion of a $600 million final antitrust judgment entered against a USX subsidiary in 1994. The lawsuits argue that USX's liability for that judgment is attributable to the alleged activities of American Premier's predecessor in an unlawful antitrust conspiracy among certain railroad companies. In May 1998, the largest and last of the lawsuits was dismissed in state court. All of USX's claims against American Premier have now been dismissed with prejudice, and, although USX has appeals pending, American Premier and its outside legal counsel continue to believe that American Premier will not suffer a material loss from this litigation.

   Great American's liability for unpaid losses and loss adjustment expenses includes amounts for various liability coverages related to environmental, hazardous product and other mass tort claims. At December 31, 1999, Great American had recorded $797 million (before reinsurance recoverables of $220 million) for such claims on policies written many years ago where, in most cases, coverage was never intended. Due to inconsistent court decisions on many coverage issues and the difficulty in determining standards acceptable for cleaning up pollution sites, significant uncertainties exist which are not likely to be resolved in the near future.

   AFC's subsidiaries are parties in a number of proceedings relating to former operations. While the results of all such uncertainties cannot be predicted, based upon its knowledge of the facts, circumstances and applicable laws, management believes that sufficient reserves have been provided. See Note M to the financial statements.

   Exposure to Market Risk Market risk represents the potential economic loss arising from adverse changes in the fair value of financial instruments. AFC's exposures to market risk relate primarily to its investment portfolio and annuity contracts which are exposed to interest rate risk and, to a lesser extent, equity price risk. AFC's long-term debt is also exposed to interest rate risk. AFC's investments in derivatives were not significant at December 31, 1999 or 1998.

   Fixed Maturity Portfolio The fair value of AFC's fixed maturity portfolio is directly impacted by changes in market interest rates. For example, as a result of increased market rates, AFC's fixed maturity portfolio declined in value by more than six percent in 1999. AFC's fixed maturity portfolio is comprised of substantially all fixed rate investments with primarily short-term and intermediate-term maturities. This practice allows flexibility in reacting to fluctuations of interest rates. The portfolios of AFC's property and casualty insurance and life and annuity operations are managed with an attempt to achieve an adequate risk-adjusted return while maintaining sufficient liquidity to meet policyholder obligations. AFC's life and annuity operations use various actuarial models in an attempt to align the duration of their invested assets to the projected cash flows of policyholder liabilities.

   The following table provides information about AFC's fixed maturity investments at December 31, 1999 and 1998, that are sensitive to interest rate risk. The table shows principal cash flows (in millions) and related weighted average interest rates by expected maturity date for each of the five subsequent years and for all years thereafter. Callable bonds and notes are included based on call date or maturity date depending upon which date produces the most conservative yield. Mortgage-backed securities ("MBSs") and sinking fund issues are included based on maturity year adjusted for expected payment patterns. Actual cash flows may differ from those expected.

                 December 31, 1999                     December 31, 1998
                   Principal                             Principal
                  Cash Flows  Rate                      Cash Flows  Rate
      2000        $   618.2   7.83%          1999       $   848.9   7.97%
      2001            622.6   8.69           2000           942.7   7.64
      2002            848.4   8.14           2001           954.2   8.32
      2003          1,267.6   7.65           2002         1,086.3   7.77
      2004            999.2   7.73           2003         1,415.3   7.57
      Thereafter    5,871.0   7.50           Thereafter   4,784.1   7.53

      Total       $10,227.0   7.69%                     $10,031.5   7.68%

      Fair Value  $ 9,862.2                             $10,324.3

   Equity Price Risk Equity price risk is the potential economic loss from adverse changes in equity security prices. Although AFC's investment in "Other stocks" is less than 4% of total investments, it is concentrated in a relatively limited number of major positions. While this approach allows management to more closely monitor the companies and industries in which they operate, it does increase risk exposure to adverse price declines in a major position.

   Annuity Contracts Substantially all of AAG's fixed rate annuity contracts permit AAG to change crediting rates (subject to minimum interest rate guarantees of 3% to 4% per annum) enabling management to react to changes in market interest rates and maintain an adequate spread. Projected payments (in millions) in each of the subsequent five years and for all years thereafter on AAG's fixed annuity liabilities at December 31 were as follows.

                                                              Fair
        First Second Third Fourth Fifth Thereafter Total Value 1999 $690 $620 $550 $490 $440 $2,730 $5,520 $5,371
 1998     660    620   560    500   450      2,660   5,450   5,307

   Nearly half of AAG's fixed annuity liabilities at December 31, 1999, were two-tier in nature in that policyholders can receive a higher amount if they annuitize rather than surrender their policy, even if the surrender period has expired. Current stated crediting rates on AAG's principal fixed annuity products range from 3% on equity-indexed annuities (before any equity participation) to over 7% on certain new policies (including first year bonus amounts). AAG estimates that its effective weighted average crediting rate over the next five years will approximate 5%. This rate reflects actuarial assumptions as to (i) deaths, (ii) the number of policyholders who annuitize and receive higher credited amounts and (iii) the number of policyholders who surrender. Actual experience and changes in actuarial assumptions may result in different effective crediting rates than those above.

   Debt and Preferred Securities The following table shows scheduled principal payments (in millions) on fixed-rate long-term debt of AFC and its subsidiaries and related weighted average interest rates for each of the subsequent five years and for all years thereafter.

                 December 31, 1999                   December 31, 1998
                 Scheduled                           Scheduled
                 Principal                           Principal
                  Payments  Rate                      Payments  Rate
      2000         $ 26.9   9.96%         1999         $ 90.7   9.69%
      2001            *                   2000           49.1   9.85
      2002            *                   2001            *
      2003            *                   2002            *
      2004           14.2   8.38          2003            *
      Thereafter    135.0   7.25          Thereafter    233.3   8.26

      Total        $180.1   7.74%                      $376.5   8.80%

      Fair Value   $171.6                              $388.9

      (*) Less than $2 million.

   At December 31, 1999 and 1998, respectively, AFC and its subsidiaries had $171 million and $114 million in variable-rate debt maturing primarily in 2002 and 2003. The weighted average interest rate on AFC's variable-rate debt was 6.82% at December 31, 1999 compared to 5.98% at December 31, 1998. There were $220 million and $225 million of subsidiary trust preferred securities outstanding at December 31, 1999 and 1998, none of which are scheduled for maturity or mandatory redemption during the next five years; the weighted average interest rate on these securities at December 31, 1999 and 1998 was 8.45% and 8.46%, respectively.

Investments Approximately two-thirds of AFC's consolidated assets are invested in marketable securities. A diverse portfolio of primarily publicly traded bonds and notes accounts for nearly 95% of these securities. AFC attempts to optimize investment income while building the value of its portfolio, placing emphasis upon long-term performance. AFC's goal is to maximize return on an ongoing basis rather than focusing on short-term performance.

   Fixed income investment funds are generally invested in securities with short-term and intermediate-term maturities with an objective of optimizing total return while allowing flexibility to react to changes in market conditions. At December 31, 1999, the average life of AFC's fixed maturities was about 6 years.

   Approximately 90% of the fixed maturities held by AFC were rated "investment grade" (credit rating of AAA to BBB) by nationally recognized rating agencies at December 31, 1999. Investment grade securities generally bear lower yields and lower degrees of risk than those that are unrated or noninvestment grade. Management believes that the high quality investment portfolio should generate a stable and predictable investment return.

   Investments in MBSs represented approximately one-fourth of AFC's fixed maturities at December 31, 1999. AFC invests primarily in MBSs which have a reduced risk of prepayment. In addition, the majority of MBSs held by AFC were purchased at a discount. Management believes that the structure and discounted nature of the MBSs will mitigate the effect of prepayments on earnings over the anticipated life of the MBS portfolio. Over 90% of AFC's MBSs are rated "AAA" with substantially all being of investment grade quality. The market in which these securities trade is highly liquid. Aside from interest rate risk, AFC does not believe a material risk (relative to earnings or liquidity) is inherent in holding such investments.

   Individual portfolio securities are sold creating gains or losses as market opportunities exist. Pretax capital gains recognized upon disposition of securities, including investees, during the past five years have been: 1999 - $20 million; 1998 - $16 million; 1997 - $57 million; 1996 - $166 million and 1995 - $84 million. At December 31, 1999, AFC had a net unrealized loss on fixed maturities of $239 million (before income taxes). The net unrealized gain on equity securities was $181 million (before income taxes) at that same date.

RESULTS OF OPERATIONS - THREE YEARS ENDED DECEMBER 31, 1999

General Operating earnings before income taxes were $310 million in 1999, $269 million in 1998 and $385 million in 1997. Results for 1998 include a pretax charge of $214 million for reserve strengthening relating to asbestos and other environmental matters ("A&E") and $159 million of pretax gains on sales of subsidiaries.

   Pretax operating earnings for 1999 were 5% lower than those of 1998 (excluding the above mentioned A&E charge and sales gains) due primarily to decreased investment income and a fourth quarter charge of $10 million for estimated expenses related to realignment within the operating units of the life, health and annuity business. These were partially offset by improved underwriting results in the property and casualty insurance operations.

   Pretax operating earnings for 1998 (excluding the above mentioned A&E charge and sales gains) were 16% lower than those of 1997 due primarily to lower gains on sales of securities and affiliates and a decline in the underwriting results of the property and casualty insurance operations which were impacted by higher catastrophe losses in 1998. These declines were partially offset by higher income on investments.

Property and Casualty Insurance - Underwriting AFC's property and casualty operations consist of two major business groups: Personal and Specialty.

   The Personal group sells nonstandard and preferred/standard private passenger auto insurance and, to a lesser extent, homeowners' insurance. Nonstandard automobile insurance covers risks not typically accepted for standard automobile coverage because of the applicant's driving record, type of vehicle, age or other criteria.

   The Specialty group includes a highly diversified group of business lines. Some of the more significant areas are inland and ocean marine, California workers' compensation, agricultural-related coverages, executive and professional liability, U.S.-based operations of Japanese companies, fidelity and surety bonds, collateral protection, and umbrella and excess coverages.

   To understand the overall profitability of particular lines, the timing of claims payments and the related impact of investment income must be considered. Certain "short-tail" lines of business (primarily property coverages) have quick loss payouts which reduce the time funds are held, thereby limiting investment income earned thereon. On the other hand, "long- tail" lines of business (primarily liability coverages and workers' compensation) have payouts that are either structured over many years or take many years to settle, thereby significantly increasing investment income earned on related premiums received.

   Underwriting profitability is measured by the combined ratio which is a sum of the ratios of underwriting losses, loss adjustment expenses, underwriting expenses and policyholder dividends to premiums. When the combined ratio is under 100%, underwriting results are generally considered profitable; when the ratio is over 100%, underwriting results are generally considered unprofitable. The combined ratio does not reflect investment income, other income or federal income taxes.

   For certain lines of business and products where the credibility of the range of loss projections is less certain (primarily the various specialty businesses listed above), management believes that it is prudent and appropriate to use conservative assumptions until such time as the data, experience and projections have more credibility, as evidenced by data volume, consistency and maturity of the data. While this practice mitigates the risk of adverse development on this business, it does not eliminate it.

   While AFC desires and seeks to earn an underwriting profit on all of its business, it is not always possible to do so. As a result, AFC attempts to expand in the most profitable areas and control growth or even reduce its involvement in the least profitable ones.

   Underwriting results of AFC's insurance operations outperformed the industry average for the fourteenth consecutive year (excluding the special $214 million A&E charge in 1998). AFC's insurance operations have been able to exceed the industry's results by focusing on growth opportunities in the more profitable areas of the specialty and nonstandard auto businesses.

   Net written premiums and combined ratios for AFC's property and casualty insurance subsidiaries were as follows (dollars in millions):

                                               1999     1998       1997
  Net Written Premiums (GAAP)
  Personal                                   $1,154   $1,279     $1,345
  Specialty                                   1,111    1,312(*)   1,468
  Other Lines                                    (2)      18         45
                                             $2,263   $2,609     $2,858

  Combined Ratios (GAAP)
  Personal                                    100.7%    97.3%      98.5%
  Specialty                                   102.7    105.0      100.0
  Aggregate (including A&E and other lines)   102.0%   110.7%     101.4%

  (*) Includes $232 million for the 1998 year generated by the Commercial lines sold.

   Special A&E Charge Under the agreement covering the sale of its Commercial lines division in 1998, AFC retained liabilities for certain A&E exposures. Prompted by this retention and as part of the continuing process of monitoring reserves, AFC began a thorough study of its A&E exposures. AFC's study was reviewed by independent actuaries who used state of the art actuarial techniques that have wide acceptance in the industry. The methods used involved sampling and statistical modeling incorporating external databases that supplement the internal information. AFC recorded a fourth quarter charge of $214 million increasing A&E reserves at December 31, 1998, to approximately $866 million (before deducting reinsurance recoverables of $241 million), an amount which, in the opinion of management, makes a reasonable provision for AFC's ultimate liability for A&E claims.

   Personal The Personal group's net written premiums for 1999 include $71 million in net premiums written by Worldwide since its acquisition in April. The 10% decrease in written premiums reflects continuing strong price competition in the private passenger automobile market. The combined ratio for 1999 increased as loss and underwriting expenses declined at a slower rate than premiums.

   In 1998, the Personal group's net written premiums decreased 5% due primarily to stronger price competition in the personal automobile market. The combined ratio improved in 1998 due to both lower loss experience and a 6% reduction in underwriting expenses.

   Specialty The Specialty group's net written premiums for 1999 increased slightly compared to the 1998 period, excluding premiums of the Commercial lines division sold in December 1998. The combined ratio improved as the beneficial effects of the Commercial lines sale more than offset less favorable underwriting results in other specialty businesses, in particular the multi-peril crop insurance program. The Specialty group's underwriting results for 1999 include $28 million representing amortization of a portion of the deferred gain related to the Commercial lines business ceded to Ohio Casualty in 1998. In addition, underwriting margins improved in the California workers' compensation business as favorable reinsurance agreements executed during 1998 more than offset an increase in reserves during the fourth quarter of 1999. In January 2000, AFG completed an agreement with Reliance Insurance Company which commuted these reinsurance agreements.

   The Specialty group's net written premiums decreased $156 million (11%) during 1998 due primarily to the impact of a reinsurance agreement whereby approximately 30% of AFC's California workers' compensation premiums were ceded and the sale of the Commercial lines division. Excluding these operations, the net written premiums of the other specialty businesses were essentially the same as in 1997. Underwriting results worsened from the comparable period in 1997 due to losses from the midwestern storms in the second quarter of 1998 compared to milder weather conditions during 1997 and unusually good results in 1997 in certain other lines.

Life, Accident and Health Premiums and Benefits Life, accident and health premiums and benefits increased in 1999 (excluding Funeral Services division sold in 1998) due primarily to the acquisition of United Teacher Associates in October 1999 and increased sales by GALIC's Life division. The increase in 1998's premiums and benefits reflects primarily AAG's acquisition of Great American Life Assurance Company of Puerto Rico, Inc. in December 1997.

Investment Income Changes in investment income reflect fluctuations in market rates and changes in average invested assets.

   1999 compared to 1998 Investment income decreased 5% from 1998 due primarily to the transfer of investment assets in connection with the sales of the Commercial lines division and Funeral Services division in 1998, partially offset by the effect of the purchases of Worldwide and United Teacher Associates in 1999.

   1998 compared to 1997 Investment income increased 2% from 1997 due primarily to an increase in the average amount of investments held partially offset by decreasing market interest rates.

Gains on Sales of Investee The gains on sales of investee in 1998 and 1997 represent pretax gains to AFC as a result of Chiquita's public issuance of shares of its common stock.

Gains on Sales of Subsidiaries The gains on sales of subsidiaries in 1998 include (i) a pretax gain of $152.6 million on the sale of the Commercial lines division, (ii) a pretax gain of $21.6 million on AAG's sale of its Funeral Services division and (iii) a charge of $15.5 million relating to operations expected to be sold or otherwise disposed of. The gains on sales of subsidiaries in 1997 include a pretax gain of $49.9 million on the sale of MDI and a charge of $17 million relating to operations expected to be sold or otherwise disposed of.

Other Income

   1999 compared to 1998 Other income increased $7.9 million (6%) in 1999 as increased fee income generated by certain insurance operations more than offset a decrease in income from the sale of operating real estate and lease residuals.

   1998 compared to 1997 Other income decreased $15.2 million (10%) in 1998 due primarily to income of $46.3 million in 1997 from the sale of development rights in New York City (including $32.5 million on rights sold to AFG) and the absence of revenues from a noninsurance subsidiary which was sold in the fourth quarter of 1997, partially offset by income in 1998 from the sale of operating real estate assets and lease residuals.

Annuity Benefits For GAAP financial reporting purposes, annuity receipts are accounted for as interest-bearing deposits ("annuity benefits accumulated") rather than as revenues. Under these contracts, policyholders' funds are credited with interest on a tax-deferred basis until withdrawn by the policyholder. Annuity benefits reflect amounts accrued on annuity policyholders' funds accumulated. The rate at which AAG credits interest on most of its annuity policyholders' funds is subject to change based on management's judgment of market conditions. As a result, management has been able to react to changes in market interest rates and maintain a desired interest rate spread. While AAG believes the interest rate and stock market environment over the last several years has contributed to an increase in annuitizations and surrenders, the company's persistency rate remains approximately 90%.

   Traditional fixed annuity receipts totaled approximately $320 million in 1999, $375 million in 1998 and $410 million in 1997. AAG believes that the success of the stock market and the recent interest rate environment have resulted in decreased sales and persistency of traditional fixed annuities. Sales of annuity products linked to the performance of the stock market (equity-indexed and variable annuities) more than offset this decrease.

   Annuity benefits decreased $17.2 million (6%) in 1998 due primarily to decreases in crediting rates and changes in actuarial assumptions.

Interest on Borrowed Money Changes in interest expense result from fluctuations in market rates as well as changes in borrowings. AFC has generally financed its borrowings on a long-term basis which has resulted in higher current costs. Interest expense decreased in both 1999 and 1998 due to lower average indebtedness.

Other Operating and General Expenses From inception of AFC's Year 2000 Project in the early 1990's through 1997, AFC expensed approximately $9 million in remediation costs. During 1999 and 1998, respectively, $23 million and $27 million in such costs were expensed. Because a significant portion of the Year 2000 Project was completed using internal staff, these costs do not represent solely incremental costs.

   1999 compared to 1998 Other operating and general expenses increased $15.9 million (5%) as AAG's $10 million realignment charge and increased expenses from start-up insurance services subsidiaries more than offset a decrease in franchise taxes and a decrease in amortization of annuity and life acquisition costs related to the Funeral Services division sold.

   1998 compared to 1997 Other operating and general expenses increased $16.9 million (5%) in 1998 due primarily to inclusion of the operations of Great American Life Assurance Company of Puerto Rico following its acquisition in late 1997 which more than offset the absence of expenses from a noninsurance subsidiary which was sold in the fourth quarter of 1997.

Income Taxes See Note K to the Financial Statements for an analysis of items affecting AFC's effective tax rate.

Investee Corporation Equity in net losses of investee corporation represents AFC's proportionate share of the results of Chiquita Brands International.

   AFC recorded pretax equity in net losses of Chiquita of $27.4 million, $13.2 million and $5.6 million in 1999, 1998 and 1997, respectively. Chiquita's loss attributable to common shareholders was $75.5 million, $35.5 million and $16.6 million during these same periods.

   In 1993, the European Union ("EU") implemented a regulatory system governing the importation of bananas into the EU. The quota regime grants preferred status to producers and importers within the EU and its former colonies, while imposing restrictive quotas, licenses and tariffs on bananas imported from other sources, including Latin America, Chiquita's primary source of fruit. This quota system has significantly decreased Chiquita's overall volume and market share in Europe. Following the imposition of the quota regime, prices within the EU increased and have generally remained higher than before the quota. Banana prices in other worldwide markets, however, have declined as the displaced EU volume entered those markets. Additionally, a stronger dollar in relation to major European currencies (mitigated in part by Chiquita's foreign currency hedging program) has contributed to lower earnings in the last few years.

   Chiquita's operating income declined in 1999 from 1998 primarily due to weak banana pricing, particularly in Europe as a result of the overallocation of EU banana import licenses early in the year and weakness in demand from Eastern Europe and Russia. In late 1999, Chiquita underwent a workforce reduction program that streamlined certain corporate and staff functions in the U.S., Central America and Europe. While the program is expected to generate annual savings of $15 to $20 million, operating income for 1999 includes a $9 million charge for severance and other costs associated with the program.

   Chiquita's results for 1998 include pretax writedowns and costs of $74 million as a result of significant damage in Honduras and Guatemala caused by Hurricane Mitch. Excluding these unusual items, operating income improved in 1998 compared to 1997 due primarily to lower delivered product costs for bananas on higher worldwide volume, which more than offset the adverse effect of lower banana pricing.

   Chiquita's results for 1997 were adversely affected by a stronger dollar in relation to major European currencies and by increased banana production costs resulting from widespread flooding in 1996.

Cumulative Effect of Accounting Change In the first quarter of 1999, AAG implemented Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that costs of start-up activities be expensed as incurred and that unamortized balances of previously deferred costs be expensed and reported as the cumulative effect of a change in accounting principle. Accordingly, AFC expensed previously capitalized start-up costs of $3.8 million (net of minority interest and taxes) in the first quarter of 1999.

Recent Accounting Standards The following accounting standards have been implemented by AFC in 1998 or 1999 or will be implemented in 2001. The implementation of these standards is discussed under various subheadings of Note A to the Financial Statements (segment information is discussed in Note C); effects of each are shown in the relevant Notes. Implementation of Statement of Financial Accounting Standards ("SFAS") No. 133 in the first quarter of 2001 is not expected to have a significant effect on AFC.

  Accounting

  Standard    Subject of Standard (Year Implemented)        Reference
  SFAS #130   Comprehensive Income (1998)             "Comprehensive Income"
  SFAS #131   Segment Information (1998)              "Segment Information"
  SOP 98-5    Start-up Costs (1999)                   "Start-up Costs"
  SFAS #133   Derivatives (2001)                      "Derivatives"

   Other standards issued in recent years did not apply to AFC or had only negligible effects on AFC.

                              Financial Statements

                                                            Page

Report of Independent Auditors                              F-13

Consolidated Balance Sheet:
   December 31, 1999 and 1998                               F-14

Consolidated Statement of Earnings:
   Years ended December 31, 1999, 1998 and 1997             F-15

Consolidated Statement of Changes in Shareholders' Equity
   Years ended December 31, 1999, 1998 and 1997             F-16

Consolidated Statement of Cash Flows:
   Years ended December 31, 1999, 1998 and 1997             F-17

Notes to Consolidated Financial Statements                  F-18


"Selected Quarterly Financial Data" has been included in Note O to the Consolidated Financial Statements.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
American Financial Corporation

We have audited the accompanying consolidated balance sheet of American Financial Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of earnings, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Financial Corporation and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                   ERNST & YOUNG LLP


Cincinnati, Ohio
March 9, 2000

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET

                             (Dollars In Thousands)

                                                             December 31,
                                                         1999          1998
Assets:
 Cash and short-term investments                  $   389,018   $   289,944
 Investments:
  Fixed maturities - at market
   (amortized cost - $10,101,005 and $9,920,407)    9,862,205    10,323,407
  Other stocks - at market
   (cost - $229,201 and $207,345)                     409,701       430,345
  Investment in investee corporation                  159,984       192,138
  Policy loans                                        217,171       220,496
  Real estate and other investments                   265,288       268,171
      Total investments                            10,914,349    11,434,557

 Recoverables from reinsurers and prepaid
  reinsurance premiums                              2,105,818     1,973,895
 Agents' balances and premiums receivable             656,924       618,198
 Deferred acquisition costs                           660,672       464,047
 Other receivables                                    222,438       318,154
 Variable annuity assets (separate accounts)          354,371       120,049
 Prepaid expenses, deferred charges and other assets  384,567       343,554
 Cost in excess of net assets acquired                335,652       285,469

                                                  $16,023,809   $15,847,867

Liabilities and Capital:
 Unpaid losses and loss adjustment expenses       $ 4,795,449   $ 4,773,377
 Unearned premiums                                  1,325,766     1,232,848
 Annuity benefits accumulated                       5,519,528     5,449,633
 Life, accident and health reserves                   520,644       341,595
 Payable to American Financial Group, Inc.            370,965       270,500
 Long-term debt:
  Holding companies                                   112,557       315,536
  Subsidiaries                                        239,733       176,896
 Variable annuity liabilities (separate accounts)     354,371       120,049
 Accounts payable, accrued expenses and other
  liabilities                                         970,495     1,112,442
      Total liabilities                            14,209,508    13,792,876

 Minority interest                                    490,194       524,335

 Shareholders' Equity:
  Preferred Stock (liquidation value $72,154)          72,154        72,154
  Common Stock, no par value
    - 20,000,000 shares authorized
    - 10,593,000 shares outstanding                     9,625         9,625
  Capital surplus                                     960,782       943,359
  Retained earnings                                   296,246       157,218
  Unrealized gain (loss) on marketable
    securities, net                                   (14,700)      348,300
      Total shareholders' equity                    1,324,107     1,530,656

                                                  $16,023,809   $15,847,867
See notes to consolidated financial statements.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS

                      (In Thousands, Except Per Share Data)


                                                           Year ended December 31,
                                                       1999        1998        1997

Income:
  Property and casualty insurance premiums       $2,210,819   $2,698,738   $2,824,381
  Life, accident and health premiums                123,928      170,365      121,506
  Investment income                                 841,579      885,591      868,689
  Realized gains on sales of:
    Securities                                       20,053        6,275       46,006
    Investee                                           -           9,420       11,428
    Subsidiaries                                       -         158,673       33,602
    Other investments                                  -           5,293         -
  Other income                                      145,600      137,674      152,854
                                                  3,341,979    4,072,029    4,058,466

Costs and Expenses:
  Property and casualty insurance:
    Losses and loss adjustment expenses           1,588,651    2,215,283    2,075,616
    Commissions and other underwriting expenses     665,109      772,917      790,324
  Annuity benefits                                  262,632      261,666      278,829
  Life, accident and health benefits                 86,439      131,652      110,082
  Interest charges on borrowed money                 64,888       72,625       87,155
  Other operating and general expenses              364,518      348,588      331,655
                                                  3,032,237    3,802,731    3,673,661
Operating earnings before income taxes              309,742      269,298      384,805
Provision for income taxes                          101,020       92,699      132,599

Net operating earnings                              208,722      176,599      252,206

Minority interest expense, net of tax               (38,436)     (38,618)     (40,052)
Equity in net losses of investee, net of tax        (17,783)      (8,578)      (3,617)
Earnings before extraordinary items and
  accounting change                                 152,503      129,403      208,537
Extraordinary items - loss on prepayment of debt     (3,849)        (763)      (7,147)
Cumulative effect of accounting change               (3,854)        -            -

Net Earnings                                     $  144,800   $  128,640   $  201,390


See notes to consolidated financial statements.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                             (Dollars In Thousands)


                                             Common Stock                  Unrealized
                                 Preferred    and Capital    Retained      Gain (Loss)
                                     Stock        Surplus    Earnings   on Securities          Total
Balance at December 31, 1996      $162,760       $929,371    $  1,364        $183,400     $1,276,895


Net earnings                          -              -        201,390            -           201,390
Change in unrealized                  -              -           -            157,800        157,800
  Comprehensive income                                                                       359,190

Dividends on Preferred Stock          -              -        (15,071)           -           (15,071)
Purchases and Redemptions         (162,760)          -       (153,333)           -          (316,093)
Issuance of Preferred Stock         72,154           -           -               -            72,154
Capital contribution from parent      -            16,707        -               -            16,707
Other                                 -              (299)       -               -              (299)

Balance at December 31, 1997      $ 72,154       $945,779    $ 34,350        $341,200     $1,393,483


Net earnings                          -              -        128,640            -        $  128,640
Change in unrealized                  -              -           -              7,100          7,100
  Comprehensive income                                                                       135,740

Dividends on Preferred Stock          -              -         (5,772)           -            (5,772)
Capital contribution from parent      -             6,963        -               -             6,963
Other                                 -               242        -               -               242

Balance at December 31, 1998      $ 72,154       $952,984    $157,218        $348,300     $1,530,656


Net earnings                          -              -        144,800            -        $  144,800
Change in unrealized                  -              -           -           (363,000)      (363,000)
  Comprehensive income (loss)                                                               (218,200)

Dividends on Preferred Stock          -              -         (5,772)           -            (5,772)
Capital contribution from parent      -            12,267        -               -            12,267
Other                                 -             5,156        -               -             5,156
Balance at December 31, 1999      $ 72,154       $970,407    $296,246       ($ 14,700)    $1,324,107


See notes to consolidated financial statements.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                 (In Thousands)


                                                            Year ended December 31,
                                                        1999          1998          1997
Operating Activities:
  Net earnings                                    $  144,800    $  128,640    $  201,390
  Adjustments:
    Extraordinary items                                3,849           763         7,147
    Cumulative effect of accounting change             3,854          -             -
    Equity in net losses of investee                  17,783         8,578         3,617
    Depreciation and amortization                     94,829       106,280        76,434
    Annuity benefits                                 262,632       261,666       278,829
    Changes in reserves on assets                     (8,285)       14,020         7,610
    Realized gains on investing activities           (37,889)     (205,659)     (135,657)
    Deferred annuity and life policy acquisition
      costs                                         (119,382)     (117,202)      (72,634)
    Increase in reinsurance and other receivables   (100,824)     (432,394)     (189,643)
    Decrease (increase) in other assets               66,302        (9,433)       24,325
    Increase in insurance claims and reserves        112,721       480,052       206,900
    Increase (decrease) in other liabilities         (51,773)      158,973       (27,988)
    Increase in minority interest                     22,224        10,175        36,440
    Dividends from investee                            4,799         4,799         4,799
    Other, net                                        (6,341)      (14,651)      (25,711)
                                                     409,299       394,607       395,858
Investing Activities:
  Purchases of and additional investments in:
    Fixed maturity investments                    (2,034,642)   (2,155,192)   (2,555,060)
    Equity securities                                (80,624)      (78,604)      (37,107)
    Subsidiaries                                    (285,971)      (30,325)      (93,839)
    Real estate, property and equipment              (74,063)      (66,819)      (64,917)
  Maturities and redemptions of fixed maturity
    investments                                    1,047,169     1,248,626       897,786
  Sales of:
    Fixed maturity investments                     1,212,208       795,520     1,407,598
    Equity securities                                100,076        28,850       104,960
    Investees and subsidiaries                          -          164,589        32,500
    Real estate, property and equipment               31,354        53,962        23,289
  Cash and short-term investments of acquired
    (former) subsidiaries, net                        54,331       (21,141)        2,714
  Decrease (increase) in other investments            21,439       (15,135)      (12,892)
                                                      (8,723)      (75,669)     (294,968)

Financing Activities:
  Fixed annuity receipts                             446,430       480,572       493,708
  Annuity surrenders, benefits and withdrawals      (706,840)     (690,388)     (607,174)
  Additional long-term borrowings                    269,700       262,537       184,150
  Reductions of long-term debt                      (415,478)     (251,837)     (230,688)
  Borrowings from AFG                                266,100         6,000       201,000
  Repayments of borrowings from AFG                 (168,800)      (80,000)     (224,500)
  Repurchases of Preferred Stock                        -             -         (243,939)
  Issuances of trust preferred securities               -             -          149,353
  Repurchase of trust preferred securities            (5,509)         -             -
  Capital contribution                                18,667        18,667        18,667
  Cash dividends paid                                 (5,772)       (5,772)      (15,071)
                                                    (301,502)     (260,221)     (274,494)
Net Increase (Decrease) in Cash and Short-term

  Investments                                         99,074        58,717      (173,604)
Cash and short-term investments at beginning of
  period                                             289,944       231,227       404,831

Cash and short-term investments at end of period  $  389,018    $  289,944    $  231,227


See notes to consolidated financial statements.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                             INDEX TO NOTES

   A.Accounting Policies                      I. Minority Interest
   B.Acquisitions and Sales of Subsidiaries   J. Shareholders' Equity
     and Investees                            K. Income Taxes
   C.Segments of Operations                   L. Extraordinary Items
   D.Investments                              M. Commitments and Contingencies
   E.Investment in Investee Corporation       N. Quarterly Operating Results
   F.Cost in Excess of Net Assets Acquired    O. Insurance
   G.Payable to American Financial Group      P. Additional Information
   H.Long-Term Debt


A. Accounting Policies

   Basis of Presentation The consolidated financial statements include the accounts of American Financial Corporation ("AFC") and its subsidiaries. Certain reclassifications have been made to prior years to conform to the current year's presentation. All significant intercompany balances and transactions have been eliminated. All acquisitions have been treated as purchases. The results of operations of companies since their formation or acquisition are included in the consolidated financial statements.

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in circumstances could cause actual results to differ materially from those estimates.

   Investments All fixed maturity securities are considered "available for sale" and reported at fair value with unrealized gains and losses reported as a separate component of shareholders' equity. Short-term investments are carried at cost; loans receivable are carried primarily at the aggregate unpaid balance. Premiums and discounts on mortgage- backed securities are amortized over their expected average lives using the interest method.

   Gains or losses on sales of securities are recognized at the time of disposition with the amount of gain or loss determined on the specific identification basis. When a decline in the value of a specific investment is considered to be other than temporary, a provision for impairment is charged to earnings and the carrying value of that investment is reduced.

   Investment in Investee Corporation Investments in securities of 20%- to 50%-owned companies are generally carried at cost, adjusted for AFC's proportionate share of their undistributed earnings or losses.

   Cost in Excess of Net Assets Acquired The excess of cost of subsidiaries and investees over AFC's equity in the underlying net assets ("goodwill") is being amortized over periods of 20 to 40 years.

   Insurance As discussed under "Reinsurance" below, unpaid losses and loss adjustment expenses and unearned premiums have not been reduced for reinsurance recoverable. To the extent that unrealized gains (losses) from securities classified as "available for sale" would result in adjustments to deferred acquisition costs and policyholder liabilities had those gains (losses) actually been realized, such balance sheet amounts are adjusted, net of deferred taxes.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

      Reinsurance In the normal course of business, AFC's insurance subsidiaries cede reinsurance to other companies to diversify risk and limit maximum loss arising from large claims. To the extent that any reinsuring companies are unable to meet obligations under the agreements covering reinsurance ceded, AFC's insurance subsidiaries would remain liable. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policies. AFC's insurance subsidiaries report as assets (a) the estimated reinsurance recoverable on unpaid losses, including an estimate for losses incurred but not reported, and (b) amounts paid to reinsurers applicable to the unexpired terms of policies in force. AFC's insurance subsidiaries also assume reinsurance from other companies. Income on reinsurance assumed is recognized based on reports received from ceding reinsurers.

      Deferred Acquisition Costs Policy acquisition costs (principally commissions, premium taxes and other underwriting expenses) related to the production of new business are deferred ("DPAC"). For the property and casualty companies, DPAC is limited based upon recoverability without any consideration for anticipated investment income and is charged against income ratably over the terms of the related policies. For the annuity companies, DPAC is amortized, with interest, in relation to the present value of expected gross profits on the policies.

      Unpaid Losses and Loss Adjustment Expenses The net liabilities stated for unpaid claims and for expenses of investigation and adjustment of unpaid claims are based upon (a) the accumulation of case estimates for losses reported prior to the close of the accounting period on the direct business written; (b) estimates received from ceding reinsurers and insurance pools and associations; (c) estimates of unreported losses based on past experience; (d) estimates based on experience of expenses for investigating and adjusting claims and (e) the current state of the law and coverage litigation. These liabilities are subject to the impact of changes in claim amounts and frequency and other factors. In spite of the variability inherent in such estimates, management believes that the liabilities for unpaid losses and loss adjustment expenses are adequate. Changes in estimates of the liabilities for losses and loss adjustment expenses are reflected in the Statement of Earnings in the period in which determined.

      Annuity Benefits Accumulated Annuity receipts and benefit payments are recorded as increases or decreases in "annuity benefits accumulated" rather than as revenue and expense. Increases in this liability for interest credited are charged to expense and decreases for surrender charges are credited to other income.

      Life, Accident and Health Reserves Liabilities for future policy benefits under traditional life, accident and health policies are computed using the net level premium method. Computations are based on anticipated investment yield, mortality, morbidity and surrenders and include provisions for unfavorable deviations. Reserves established for accident and health claims are modified as necessary to reflect actual experience and developing trends.

      Variable Annuity Assets and Liabilities Separate accounts related to variable annuities represent deposits invested in underlying investment funds on which AAG earns a fee. The investment funds are selected and may be changed only by the policyholder.

      Premium Recognition Property and casualty premiums are earned over the terms of the policies on a pro rata basis. Unearned premiums represent that portion of premiums written which is applicable to the unexpired terms of policies in force. On reinsurance assumed from other insurance companies or written through various underwriting organizations, unearned premiums are based on reports received from such companies and organizations. For traditional life, accident and health products, premiums are recognized as revenue when legally collectible

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES from policyholders. For interest-sensitive life and universal life products, premiums are recorded in a policyholder account which is reflected as a liability. Revenue is recognized as amounts are assessed against the policyholder account for mortality coverage and contract expenses.

      Policyholder Dividends Dividends payable to policyholders are included in "Accounts payable, accrued expenses and other liabilities" and represent estimates of amounts payable on participating policies which share in favorable underwriting results. The estimate is accrued during the period in which the related premium is earned. Changes in estimates are included in income in the period determined. Policyholder dividends do not become legal liabilities unless and until declared by the boards of directors of the insurance companies.

   Minority Interest For balance sheet purposes, minority interest represents the interests of noncontrolling shareholders in AFC subsidiaries, including preferred securities issued by trust subsidiaries of American Annuity Group, Inc. ("AAG"), and American Financial Group, Inc.'s ("AFG") interest in American Premier Underwriters, Inc. ("American Premier" or "APU") and American Financial Enterprises, Inc. ("AFEI"). For income statement purposes, minority interest expense represents those shareholders' interest in the earnings of AFC subsidiaries as well as accrued distributions on the trust preferred securities.

   Issuances of Stock by Subsidiaries and Investees Changes in AFC's equity in a subsidiary or an investee caused by issuances of the subsidiary's or investee's stock are accounted for as gains or losses where such issuance is not a part of a broader reorganization.

   Income Taxes AFC files consolidated federal income tax returns which include all 80%-owned U.S. subsidiaries, except for certain life insurance subsidiaries and their subsidiaries. Deferred income taxes are calculated using the liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases and are measured using enacted tax rates. Deferred tax assets are recognized if it is more likely than not that a benefit will be realized.

   Benefit Plans AFC provides retirement benefits to qualified employees of participating companies through contributory and noncontributory defined contribution plans contained in AFG's Retirement and Savings Plan. Under the retirement portion of the plan, company contributions are invested primarily in securities of AFG and affiliates. Under the savings portion of the plan, AFC matches a specific portion of employee contributions. Contributions to benefit plans are charged against earnings in the year for which they are declared.

   AFC and many of its subsidiaries provide health care and life insurance benefits to eligible retirees. AFC also provides postemployment benefits to former or inactive employees (primarily those on disability) who were not deemed retired under other company plans. The projected future cost of providing these benefits is expensed over the period the employees earn such benefits.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Start-up Costs Prior to 1999, AAG, an 83%-owned subsidiary, deferred certain costs associated with introducing new products and distribution channels and amortized them on a straight-line basis over 5 years. In 1999, AAG implemented Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." The SOP requires that (i) costs of start-up activities be expensed as incurred and (ii) unamortized balances of previously deferred costs be expensed and reported as the cumulative effect of a change in accounting principle. Accordingly, AFC expensed previously capitalized start-up costs of $3.8 million (net of minority interest and taxes) or $.06 per diluted share, effective January 1, 1999.

   Derivatives The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," during the second quarter of 1998. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments that are embedded in other contracts, and for hedging activities and must be implemented no later than January 1, 2001. SFAS No. 133 requires the recognition of all derivatives (both assets and liabilities) in the balance sheet at fair value. Changes in fair value of derivative instruments are included in current income or as a component of comprehensive income (outside current income) depending on the type of derivative. Implementation of SFAS No. 133 is not expected to have a material effect on AFC's financial position or results of operations.

   Statement of Cash Flows For cash flow purposes, "investing activities" are defined as making and collecting loans and acquiring and disposing of debt or equity instruments and property and equipment. "Financing activities" include obtaining resources from owners and providing them with a return on their investments, borrowing money and repaying amounts borrowed. Annuity receipts, benefits and withdrawals are also reflected as financing activities. All other activities are considered "operating". Short-term investments having original maturities of three months or less when purchased are considered to be cash equivalents for purposes of the financial statements.

B. Acquisitions and Sales of Subsidiaries and Investees

   Worldwide Insurance Company In April 1999, AFC acquired Worldwide Insurance Company (formerly Providian Auto and Home Insurance Company) for $157 million in cash. Worldwide is a provider of direct response private passenger automobile insurance.

   United Teacher Associates In October 1999, AAG acquired United Teacher Associates Insurance Company of Austin, Texas ("UTA") for $81 million in cash, pending post-closing adjustments under which AAG may receive as much as several million dollars. UTA provides supplemental health products and retirement annuities, and purchases blocks of insurance policies from other insurers.

   Great American Life Insurance Company of New York and Consolidated Financial In February 1999, AAG acquired Great American Life Insurance Company of New York, formerly Old Republic Life Insurance Company of New York, for $27 million in cash. In July 1999, AAG acquired Consolidated Financial Corporation, an insurance agency, for $21 million in cash.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Commercial lines division In December 1998, AFC completed the sale of substantially all of its Commercial lines division to Ohio Casualty Corporation for $300 million plus warrants to purchase 6 million (post split) shares of Ohio Casualty common stock. AFC deferred a gain of $103 million on the insurance ceded to Ohio Casualty and recognized a pretax gain of $153 million on the sale of the other net assets. The deferred gain is being recognized over the estimated remaining settlement period (weighted average of 4.25 years) of the claims ceded. AFC may also receive up to an additional $40 million in the year 2000 based upon the retention and growth of the insurance businesses acquired by Ohio Casualty. The commercial lines sold generated net written premiums of approximately $230 million in 1998 (11 months) and $315 million in 1997.

   Funeral Services division In September 1998, AAG sold its Funeral Services division for approximately $165 million in cash. The division held assets of approximately $1 billion at the sale date. AFC realized a pretax gain of $21.6 million, before $2.7 million of minority interest, on this sale.

   Chiquita During 1997 and 1998, Chiquita issued shares of its common stock in acquisitions of operating businesses. AFC recorded pretax gains of $11.4 million in the fourth quarter of 1997, $7.7 million in the first quarter of 1998 and $1.7 million in the second quarter of 1998 representing the excess of AFC's equity in Chiquita following the issuances of its common stock over AFC's previously recorded carrying value.

   Millennium Dynamics, Inc. In 1997, AFC completed the sale of the assets of its software solutions and consulting services subsidiary, Millennium Dynamics, Inc. ("MDI"), to a subsidiary of Peritus Software Services, Inc. for $30 million in cash and 2,175,000 shares of Peritus common stock. AFC recognized a pretax gain of approximately $50 million on the sale.

   Peritus experienced difficulties in 1998, wrote off substantial amounts of its assets, and reported significant losses throughout the year. As a result, AFC recognized a pretax realized loss of $26.9 million and reduced its carrying value of Peritus shares to a nominal value at December 31, 1998.

C. Segments of Operations AFC's property and casualty group is engaged primarily in private passenger automobile and specialty insurance businesses. The Personal group writes nonstandard and preferred/standard private passenger auto and other personal insurance coverage. The Specialty group includes a highly diversified group of specialty business units. Some of the more significant areas are inland and ocean marine, California workers' compensation, agricultural-related coverages, executive and professional liability, U.S.-based operations of Japanese companies, fidelity and surety bonds, collateral protection, and umbrella and excess coverages. AFC's annuity and life business markets primarily retirement products as well as life and supplemental health insurance. AFC's businesses operate throughout the United States. In 1999 and 1998, AFC derived less than 2% of its revenues from the sale of life and supplemental health products in Puerto Rico and less than 1% of its revenues from the sale of property and casualty insurance in Canada, Mexico, Europe and Asia. In addition, AFC owns a significant portion of the voting equity securities of Chiquita Brands International, Inc. (an investee corporation - see Note E).

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   The following tables (in thousands) show AFC's assets, revenues and operating profit (loss) by significant business segment. Operating profit (loss) represents total revenues less operating expenses.

                                               1999         1998         1997
   Assets
   Property and casualty insurance (a)  $ 8,158,371  $ 8,278,898  $ 7,517,856
   Annuities and life                     7,523,570    7,174,544    7,693,463
   Other                                    181,884      202,287      325,949
                                         15,863,825   15,655,729   15,537,268
   Investment in investee                   159,984      192,138      200,714

                                        $16,023,809  $15,847,867  $15,737,982

   Revenues (b)
   Property and casualty insurance:
     Premiums earned:
       Personal                         $ 1,163,223  $ 1,289,689  $ 1,356,642
       Specialty                          1,047,858    1,371,509    1,429,143
       Other lines                             (262)      37,540       38,596
                                          2,210,819    2,698,738    2,824,381
     Investment and other income            450,829      643,106      448,849
                                          2,661,648    3,341,844    3,273,230
   Annuities and life (c)                   640,036      729,854      638,348
   Other                                     40,295          331      146,888

                                        $ 3,341,979  $ 4,072,029  $ 4,058,466
   Operating Profit (Loss)
   Property and casualty insurance:
     Underwriting:
       Personal                        ($     7,685) $    34,029  $    21,235
       Specialty                            (28,015)     (67,131)        (324)
       Other lines (d)                       (7,241)    (256,360)     (62,470)
                                            (42,941)    (289,462)     (41,559)
     Investment and other income            299,057      518,234      320,710
                                            256,116      228,772      279,151
   Annuities and life                       112,498      165,238      122,401
   Other (e)                                (58,872)    (124,712)     (16,747)

                                        $   309,742  $   269,298  $   384,805

   (a) Not allocable to segments.
   (b) Revenues include sales of products and services as well as other income earned by the respective segments.

   (c) Represents primarily investment income.
   (d) Represents primarily losses related to asbestos and other environmental matters ("A&E").
   (e) Includes holding company expenses.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

D. Investments Fixed maturities and other stocks at December 31, consisted of the following (in millions):

                                                                 Available for Sale

                                                     1999                                              1998
                                 Amortized     Market   Gross Unrealized          Amortized      Market   Gross Unrealized
                                      Cost      Value     Gains   Losses               Cost       Value     Gains   Losses
   Fixed maturities:
     United States Government
      and government agencies
      and authorities            $   549.1   $  539.1    $  2.4  ($ 12.4)          $  507.5   $   537.6    $ 30.2   ($  .1)
     States, municipalities and

      political subdivisions         303.2      292.4        .8    (11.6)             137.0       144.8       7.8       -
     Foreign government               64.4       63.3        .2     (1.3)              67.3        71.0       3.8      (.1)
     Public utilities                567.8      556.6       2.4    (13.6)             700.2       728.9      29.1      (.4)
     Mortgage-backed securities    2,457.6    2,420.9      28.4    (65.1)           2,399.9     2,493.2     102.0     (8.7)
     All other corporate           6,088.0    5,922.3      34.3   (200.0)           6,049.2     6,285.9     266.7    (30.0)
     Redeemable preferred stocks      70.9       67.6       1.1     (4.4)              59.3        62.0       3.5      (.8)

                                 $10,101.0   $9,862.2    $ 69.6  ($308.4)          $9,920.4   $10,323.4    $443.1   ($40.1)

   Other stocks                  $   229.2   $  409.7    $204.4  ($ 23.9)          $  207.3   $   430.3    $230.7    ($7.7)

   The table below sets forth the scheduled maturities of fixed maturities based on market value as of December 31, 1999. Data based on amortized cost is generally the same. Mortgage-backed securities had an average life of approximately 6 years at December 31, 1999.

              Maturity

            One year or less                        5%
            After one year through five years      24
            After five years through ten years     29
            After ten years                        17
                                                   75
            Mortgage-backed securities             25
                                                  100%

   Certain risks are inherent in connection with fixed maturity securities, including loss upon default, price volatility in reaction to changes in interest rates, and general market factors and risks associated with reinvestment of proceeds due to prepayments or redemptions in a period of declining interest rates.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   The only investment which exceeds 10% of Shareholders' Equity is an equity investment in Provident Financial Group, Inc., having a market value of $231 million and $243 million at December 31, 1999 and 1998, respectively.

   Realized gains (losses) and changes in unrealized appreciation (depreciation) on fixed maturity and equity security investments are summarized as follows (in thousands):

                                 Fixed      Equity        Tax
                            Maturities  Securities    Effects          Total
     1999
     Realized               ($ 13,191)    $ 33,244  ($  7,019)      $ 13,034
     Change in Unrealized    (641,800)     (42,500)   239,500       (444,800)

     1998
     Realized (*)              25,841      (19,566)    (2,196)         4,079
     Change in Unrealized       4,982      (69,900)    22,721        (42,197)

     1997
     Realized                  11,542       34,464    (16,102)        29,904
     Change in Unrealized     222,188      107,600   (115,426)       214,362

     (*) Includes $6.8 million in realized gains on fixed maturities transferred to Ohio Casualty in connection with the sale of the Commercial lines division.

   Transactions in fixed maturity investments included in the Statement of Cash Flows consisted of the following (in millions):

                                       Maturities
                                              and               Gross   Gross
                           Purchases  Redemptions     Sales     Gains  Losses
     1999
     Available for Sale     $2,034.6     $1,047.2  $1,212.2     $29.1  ($42.3)

     1998
     Held to Maturity (*)   $     .8     $  584.8  $   45.3     $12.1  ($  .5)
     Available for Sale      2,154.4        663.8     750.2      24.9  ( 17.5)
          Total             $2,155.2     $1,248.6  $  795.5     $37.0  ($18.0)

     1997
     Held to Maturity       $    5.6     $  422.3  $    8.0     $  .5  ($ 1.0)
     Available for Sale      2,549.5        475.5   1,399.6      37.7   (25.7)
          Total             $2,555.1     $  897.8  $1,407.6     $38.2  ($26.7)

     (*) Prior to reclassification to available for sale at December 31, 1998.

   Securities classified as "held to maturity" having amortized cost of $41.8 million and $8.2 million were sold for gains (losses) of $603,000 and ($170,000) in 1998 and 1997, respectively, due to significant deterioration in the issuers' creditworthiness.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

E. Investment in Investee Corporation Investment in investee corporation reflects AFC's ownership of 24 million shares (36%) of Chiquita common stock. The market value of this investment was $114 million and $229 million at December 31, 1999 and 1998, respectively. Chiquita is a leading international marketer, producer and distributor of quality fresh fruits and vegetables and processed foods.

   Summarized financial information for Chiquita at December 31, is shown below (in millions).

                                             1999     1998     1997

     Current Assets                        $  903   $  840
     Noncurrent Assets                      1,693    1,669
     Current Liabilities                      488      531
     Noncurrent Liabilities                 1,403    1,184
     Shareholders' Equity                     705      794

     Net Sales                             $2,556   $2,720   $2,434
     Operating Income                          42       79      100
     Net Loss                                 (58)     (18)       -
     Net Loss Attributable to Common Shares   (75)     (36)     (17)

   Chiquita's 1999 results include a $9 million charge resulting from a workforce reduction program. Operating results for 1998 include $74 million of fourth quarter write-offs and costs resulting from widespread flooding in Honduras and Guatemala caused by Hurricane Mitch.

F. Cost in Excess of Net Assets Acquired Amortization expense for the excess of cost over net assets of purchased subsidiaries was $14.4 million in 1999, $12.2 million in 1998 and $11.6 million in 1997. At December 31, 1999 and 1998, accumulated amortization amounted to approximately $157 million and $143 million, respectively.

G. Payable to American Financial Group AFC has a reciprocal Master Credit Agreement with various AFG holding companies under which these companies make funds available to each other for general corporate purposes.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

H. Long-Term Debt Long-term debt consisted of the following at December 31, (in thousands):

                                                      1999       1998
   Holding Companies:
    AFC notes payable under bank line             $ 68,000   $ 80,000
    AFC 9-3/4% Debentures, less discount of $618      -        78,560
    American Premier Underwriters, Inc. ("APU")
     9-3/4% Subordinated Notes, including premium
     of $487                                          -        89,467
    APU 10-5/8% Subordinated Notes due April 2000,
     including premium of $119 and $883
     (imputed rate - 8.7%)                          23,786     41,518
    APU 10-7/8% Subordinated Notes due May 2011,
     including premium of $940 and $1,471
     (imputed rate - 9.6%)                          11,661     17,473
    Other                                            9,110      8,518

                                                  $112,557   $315,536

   Subsidiaries:
    AAG 6-7/8% Senior Notes due June 2008         $100,000   $100,000
    AAG notes payable under bank line               97,000     27,000
    Notes payable secured by real estate            31,704     37,602
    Other                                           11,029     12,294

                                                  $239,733   $176,896

   In April 1999, AFC used funds borrowed under its credit agreement with AFG to redeem its 9-3/4% Debentures, repurchase APU Subordinated Notes and repay a portion of its bank line.

   At December 31, 1999, sinking fund and other scheduled principal payments on debt for the subsequent five years were as follows (in thousands):

                    Holding
                  Companies  Subsidiaries         Total
      2000          $23,667       $ 3,248      $ 26,915
      2001             -            1,430         1,430
      2002           74,157        38,265       112,422
      2003             -           61,278        61,278
      2004             -           14,231        14,231

   Debentures purchased in excess of scheduled payments may be applied to satisfy any sinking fund requirement. The scheduled principal payments shown above assume that debentures previously purchased are applied to the earliest scheduled retirements.

   AFC and AAG each have an unsecured credit agreement with a group of banks under which they can borrow up to $300 million and $200 million, respectively. Borrowings bear interest at floating rates based on prime or Eurodollar rates. Loans mature December 2002 under the AFC credit agreement and from 2000 to 2003 under the AAG credit agreement. At December 31, 1999, the weighted average interest rates on amounts borrowed under the AFC and AAG bank credit lines were 6.56% and 6.76%, respectively.

   Cash interest payments of $59 million, $73 million and $98 million were made on long-term debt in 1999, 1998 and 1997, respectively.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

I. Minority Interest Minority interest in AFC's balance sheet is comprised of the following (in thousands):

                                              1999        1998
      Interest of AFG (parent) and
        noncontrolling shareholders
          in subsidiaries' common stock   $270,594    $299,335
      Preferred securities issued by
        subsidiary trusts                  219,600     225,000

                                          $490,194    $524,335

   Trust Issued Preferred Securities Wholly-owned subsidiary trusts of AAG have issued $225 million of preferred securities and, in turn, purchased a like amount of AAG subordinated debt which provides interest and principal payments to fund the respective trusts' obligations. The preferred securities must be redeemed upon maturity or redemption of the subordinated debt. AAG effectively provides unconditional guarantees of its trusts' obligations.

   The preferred securities consisted of the following (in thousands):


   Date of                                                       Optional
   Issuance        Issue (Maturity Date)         1999     1998   Redemption Dates
   November 1996   AAG 9-1/4% TOPrS (2026)    $74,600  $75,000   On or after 11/7/2001
   March 1997      AAG 8-7/8% Pfd   (2027)     70,000   75,000   On or after 3/1/2007
   May 1997        AAG 7-1/4% ROPES (2041)     75,000   75,000   Prior to 9/28/2000 and
                                                                    after 9/28/2001

   In the first quarter of 1999, AAG repurchased $5.4 million of its preferred securities for $5.5 million in cash.

   Minority Interest Expense Minority interest expense is comprised of (in thousands):

                                                   1999      1998      1997
      Interest of AFG (parent) and
        noncontrolling shareholders
          in earnings of subsidiaries           $26,362   $26,248   $29,978
      Accrued distributions by subsidiaries
        on trust issued preferred securities,
          net of tax                             12,074    12,370    10,074

                                                $38,436   $38,618   $40,052

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

J. Shareholders' Equity At December 31, 1999 and 1998, American Financial
   Group beneficially owned all of the outstanding shares of AFC's Common Stock.

   Preferred Stock Under provisions of both the Nonvoting (4.0 million shares authorized) and Voting (4.0 million shares authorized) Cumulative Preferred Stock, the Board of Directors may divide the authorized stock into series and set specific terms and conditions of each series. At December 31, 1999 and 1998, the outstanding voting shares of AFC's Preferred Stock consisted of the following:

      Series J, no par value; $25.00 liquidating value per share; annual dividends per share $2.00; redeemable at AFC's option at $25.75 per share beginning December 2005 declining to $25.00 at December 2007 and thereafter; 2,886,161 shares (stated value $72.2 million) outstanding at December 31, 1999 and 1998.

   In December 1997, AFC retired all shares of its Series F and G Preferred Stock in exchange for approximately $244 million in cash and 2,886,161 shares of the Series J Preferred Stock. AFC recognized a charge to retained earnings of $153.3 million representing the excess of total consideration paid over the stated value of the preferred stock retired.

   Unrealized Gain (Loss) on Marketable Securities, Net The change in unrealized gain (loss) on marketable securities included the following (in millions):

                                                         Tax  Minority
                                             Pretax  Effects  Interest     Net
               1999
   Unrealized holding gains (losses) on
     securities arising during the period   ($612.1)  $212.1   $47.7   ($352.3)
   Reclassification adjustment for

     realized gains included in net income    (20.1)     7.1     2.3     (10.7)
   Change in unrealized gain (loss) on
     marketable securities, net             ($632.2)  $219.2   $50.0   ($363.0)

               1998
   Unrealized holding gains (losses) on
     securities arising during the period   ($ 50.5)  $ 19.0   $ 1.2   ($ 30.3)
   Unrealized gain on securities transferred
     from held to maturity                     87.0    (30.4)   (7.8)     48.8
   Reclassification adjustment for realized
     gains included in net income and
     unrealized gains of subsidiaries sold    (20.4)     7.1     1.9     (11.4)
   Change in unrealized gain (loss) on
     marketable securities, net              $ 16.1  ($  4.3) ($ 4.7)   $  7.1

               1997

   Unrealized holding gains (losses) on
     securities arising during the period    $320.2  ($112.2) ($20.7)   $187.3
   Reclassification adjustment for

     realized gains included in net income    (51.5)    18.0     4.0     (29.5)
   Change in unrealized gain (loss) on
     marketable securities, net              $268.7  ($ 94.2) ($16.7)   $157.8

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

K. Income Taxes The following is a reconciliation of income taxes at the statutory rate of 35% and income taxes as shown in the Statement of Earnings (in thousands):
                                            1999       1998       1997
    Earnings before income taxes:
      Operating                         $309,742   $269,298   $384,805
      Minority interest expense          (44,937)   (45,279)   (45,477)
      Equity in net losses of investee   (27,357)   (13,198)    (5,564)
      Extraordinary items                 (6,001)    (1,258)   (11,201)
      Accounting change                   (6,370)      -          -

    Total                               $225,077   $209,563   $322,563

    Income taxes at statutory rate      $ 78,777   $ 73,347   $112,897
    Effect of:
      Minority interest                    8,891      9,055     10,168
      Losses utilized                     (5,250)    (6,572)    (3,164)
      Amortization of intangibles          4,728      4,566      3,362
      Dividends received deduction        (2,783)    (2,189)    (2,002)
      Other                               (4,086)     2,716        (88)
    Total Provision                       80,277     80,923    121,173

    Amounts applicable to:
      Minority interest expense            6,501      6,661      5,425
      Equity in net losses of investee     9,574      4,620      1,947
      Extraordinary items                  2,152        495      4,054
      Accounting change                    2,516       -          -

    Provision for income taxes as shown
      on the Statement of Earnings      $101,020   $ 92,699   $132,599

   Total earnings before income taxes include income (losses) subject to tax in foreign jurisdictions of $8.1 million in 1999, $7.5 million in 1998 and ($9.3) million in 1997.

   The total income tax provision consists of (in thousands):

                                      1999       1998        1997
       Current taxes (credits):
         Federal                  ($ 7,454)   $61,501    $ 27,875
         Foreign                        32         94        -
         State                         511        652      (2,544)
       Deferred taxes:
         Federal                    88,219     18,254      96,301
         Foreign                    (1,031)       422        (459)

                                   $80,277    $80,923    $121,173

   For income tax purposes, certain members of the AFC consolidated tax group had the following carryforwards available at December 31, 1999 (in millions):

                                            Expiring       Amount
                                 {         2000 - 2004        $91
       Operating Loss            {         2005 - 2009          2
       Other - Tax Credits                                     19

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Deferred income tax assets and liabilities reflect temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for tax purposes. The significant components of deferred tax assets and liabilities included in the Balance Sheet at December 31, were as follows (in millions):

                                              1999      1998
       Deferred tax assets:
         Net operating loss carryforwards   $ 32.6    $ 44.3
         Capital loss carryforwards             -       23.7
         Insurance claims and reserves       236.5     291.2
         Other, net                          117.6     110.0
                                             386.7     469.2
         Valuation allowance for deferred
           tax assets                        (48.9)    (88.6)
                                             337.8     380.6
       Deferred tax liabilities:
         Deferred acquisition costs         (172.3)   (121.3)
         Investment securities               (67.0)   (267.9)
                                            (239.3)   (389.2)

       Net deferred tax asset (liability)   $ 98.5   ($  8.6)

   The gross deferred tax asset has been reduced by a valuation allowance based on an analysis of the likelihood of realization. Factors considered in assessing the need for a valuation allowance include: (i) recent tax returns, which show neither a history of large amounts of taxable income nor cumulative losses in recent years, (ii) opportunities to generate taxable income from sales of appreciated assets, and (iii) the likelihood of generating larger amounts of taxable income in the future. The likelihood of realizing this asset will be reviewed periodically; any adjustments required to the valuation allowance will be made in the period in which the developments on which they are based become known. The aggregate valuation allowance decreased by $39.7 million in 1999 due primarily to the utilization and expiration of loss carryforwards previously reserved.

   Cash payments for income taxes, net of refunds, were $10.2 million, $41.4 million and $43.7 million for 1999, 1998 and 1997, respectively.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

L. Extraordinary Items Extraordinary items represent AFC's proportionate share of gains and losses related to debt retirements by the following companies. Amounts shown are net of minority interest and income taxes (in thousands):

                                       1999      1998        1997
     Holding Companies:
      AFC (parent)                  ($2,993)    ($ 77)    ($5,395)
      APU (parent)                     (856)      (37)       (502)
     Subsidiary:
      AAG                               -        (649)     (1,250)

                                    ($3,849)    ($763)    ($7,147)

M. Commitments and Contingencies Loss accruals (included in other liabilities) have been recorded for various environmental and occupational injury and disease claims and other contingencies arising out of the railroad operations disposed of by American Premier's predecessor, Penn Central Transportation Company ("PCTC"), prior to its bankruptcy reorganization in 1978. Under purchase accounting in connection with the Mergers, any such excess liability will be charged to earnings in AFC's financial statements.

   American Premier's liability of $32.3 million for environmental claims at December 31, 1999, consists of a number of proceedings and claims seeking to impose responsibility for hazardous waste remediation costs at certain railroad sites formerly owned by PCTC and certain other sites where hazardous waste was allegedly generated by PCTC's railroad related operations. It is difficult to estimate remediation costs for a number of reasons, including the number and financial resources of other potentially responsible parties, the range of costs for remediation alternatives, changing technology and the time period over which these matters develop. American Premier's liability is based on information currently available and is subject to change as additional information becomes available.

   American Premier's liability of $39.9 million for occupational injury and disease claims at December 31, 1999, includes pending and expected claims by former employees of PCTC for injury or disease allegedly caused by exposure to excessive noise, asbestos or other substances in the workplace. Anticipated recoveries of $26 million on these liabilities are included in other assets. Recorded amounts are based on the accumulation of estimates of reported and unreported claims and related expenses and estimates of probable recoveries from insurance carriers.

   AFC has accrued approximately $11.2 million at December 31, 1999, for environmental costs and certain other matters associated with the sales of former operations.

   In management's opinion, the outcome of the items discussed in this note and under "Uncertainties" in Management's Discussion and Analysis will not, individually or in the aggregate, have a material adverse effect on AFC's financial condition or results of operations.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

N. Quarterly Operating Results (Unaudited) The operations of certain of AFC's business segments are seasonal in nature. While insurance premiums are recognized on a relatively level basis, claim losses related to adverse weather (snow, hail, hurricanes, tornadoes, etc.) may be seasonal. Historically, Chiquita's operations are significantly stronger in the first and second quarters than in the third and fourth quarters. Quarterly results necessarily rely heavily on estimates. These estimates and certain other factors, such as the nature of investees' operations and discretionary sales of assets, cause the quarterly results not to be necessarily indicative of results for longer periods of time. The following are quarterly results of consolidated operations for the two years ended December 31, 1999 (in millions).


                                                1st        2nd        3rd        4th        Total
                                            Quarter    Quarter    Quarter    Quarter         Year
              1999
   Revenues                                  $800.8     $831.2     $869.5     $840.5     $3,342.0
   Earnings before extraordinary items
     and accounting change                     58.2       46.3       30.9       17.1        152.5
   Extraordinary items - gain (loss) on
     prepayment of debt                          -        (3.9)        -          -          (3.9)
   Cumulative effect of accounting change      (3.8)        -          -          -          (3.8)
   Net earnings                                54.4       42.4       30.9       17.1        144.8


              1998
   Revenues                                $1,002.7   $1,020.1   $1,038.0   $1,011.2     $4,072.0
   Earnings (loss) before
     extraordinary items                       66.4       39.6       58.0      (34.6)       129.4
   Extraordinary items - loss on
     prepayment of debt                         (.7)       (.1)        -          -           (.8)
   Net earnings (loss)                         65.7       39.5       58.0      (34.6)       128.6


   The 1999 fourth quarter results include a charge of $10 million for expenses related to realignment within the operating units of the life and annuity business.

   In the second quarter of 1998, AFC recorded approximately $41 million of losses due to severe storms in the midwestern part of the country. Included in "Loss and loss adjustment expenses" for 1998 is a fourth quarter noncash, pretax charge of $214 million for A&E exposures. Under the agreement covering the sale of the Commercial lines division in 1998, AFC retained liabilities for certain A&E exposures. Prompted by this retention and as part of the continuing process of monitoring reserves, AFC began a comprehensive review of its A&E exposures. AFC increased its A&E reserve to an amount consistent with the conclusions of the review.

   AFC has realized substantial gains (losses) on sales of subsidiaries and investees in recent years (see Note B). Sales of subsidiaries also includes pretax charges of $10.5 million and $5.0 million in the third and fourth quarters of 1998, respectively, relating to operations expected to be disposed of. Realized gains (losses) on sales of securities, affiliates and other investments amounted to (in millions):

                              1st      2nd      3rd       4th       Total
                          Quarter  Quarter  Quarter   Quarter        Year
       1999                 $ 4.4     $7.3   ($ 5.7)   $ 14.1      $ 20.1
       1998                  22.0      8.9     25.4     123.4       179.7

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

O. Insurance Securities owned by insurance subsidiaries having a carrying value of about $900 million at December 31, 1999, were on deposit as required by regulatory authorities.

   Insurance Reserves The liability for losses and loss adjustment expenses for certain long-term scheduled payments under workers' compensation, auto liability and other liability insurance has been discounted at about 8%, an approximation of long-term investment yields. As a result, the total liability for losses and loss adjustment expenses at December 31, 1999, has been reduced by $30 million.

   The following table provides an analysis of changes in the liability for losses and loss adjustment expenses, net of reinsurance (and grossed up), over the past three years on a GAAP basis (in millions):

                                                   1999      1998      1997
    Balance at beginning of period               $3,305    $3,489    $3,404

    Provision for losses and LAE occurring
      in the current year                         1,691     2,059     2,045
    Net increase (decrease) in provision for
      claims of prior years                        (102)      156        31
                                                  1,589     2,215     2,076
    Payments for losses and LAE of:
      Current year                                 (780)     (885)     (840)
      Prior years                                  (958)   (1,110)   (1,151)
                                                 (1,738)   (1,995)   (1,991)

    Reserves of businesses acquired or sold, net     57      (481)     -
    Reclassification of allowance for
      uncollectible reinsurance                      11        77      -

    Balance at end of period                     $3,224    $3,305    $3,489

    Add back reinsurance recoverables, net
      of allowance in 1999 and 1998               1,571     1,468       736

    Gross unpaid losses and LAE included
      in the Balance Sheet                       $4,795    $4,773    $4,225

   Net Investment Income The following table shows (in millions) investment income earned and investment expenses incurred by AFC's insurance companies.

                                                1999      1998      1997
   Insurance group investment income:

     Fixed maturities                         $806.1    $849.6    $830.6
     Equity securities                          12.2       9.1       6.4
     Other                                       7.7      12.1      10.6
                                               826.0     870.8     847.6
   Insurance group investment expenses (*)     (40.6)    (42.6)    (37.3)

                                              $785.4    $828.2    $810.3

     (*) Included primarily in "Other operating and general expenses" in the Statement of Earnings.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Statutory Information AFC's insurance subsidiaries are required to file financial statements with state insurance regulatory authorities prepared on an accounting basis prescribed or permitted by such authorities (statutory basis). Net earnings and policyholders' surplus on a statutory basis for the insurance subsidiaries were as follows (in millions):

                                                            Policyholders'
                                         Net Earnings           Surplus
                                       1999  1998  1997      1999    1998
   Property and casualty companies     $170  $261  $159    $1,664  $1,840
   Life insurance companies              37    41    74       421     365

   Reinsurance In the normal course of business, AFC's insurance subsidiaries assume and cede reinsurance with other insurance companies. The following table shows (in millions) (i) amounts deducted from property and casualty written and earned premiums in connection with reinsurance ceded, (ii) written and earned premiums included in income for reinsurance assumed and
   (iii) reinsurance recoveries deducted from losses and loss adjustment expenses.

                                         1999       1998       1997
       Direct premiums written         $3,113     $3,221     $3,383
       Reinsurance assumed                 48         38         89
       Reinsurance ceded                 (898)      (788)(*)   (614)

       Net written premiums            $2,263     $2,471     $2,858

       Direct premiums earned          $3,056     $3,320     $3,316
       Reinsurance assumed                 45         42         90
       Reinsurance ceded                 (890)      (663)      (582)

       Net earned premiums             $2,211     $2,699     $2,824

       Reinsurance recoveries          $  811     $  651     $  296

           (*) Includes $138 million for the unearned premium transfer related to the sale of the Commercial lines division.

P. Additional Information Total rental expense for various leases of office space, data processing equipment and railroad rolling stock was $39 million, $41 million and $36 million for 1999, 1998 and 1997, respectively. Sublease rental income related to these leases totaled $2.6 million in 1999, $5.4 million in 1998 and $5.4 million in 1997.

   Future minimum rentals, related principally to office space and railroad rolling stock, required under operating leases having initial or remaining noncancelable lease terms in excess of one year at December 31, 1999, were as follows: 2000 - $39 million; 2001 - $33 million; 2002 - $25 million; 2003 -
   $19 million; 2004 - $8 million; and $10 million thereafter. At December 31, 1999, minimum sublease rentals to be received through the expiration of the leases aggregated $6 million.

   Other operating and general expenses included charges for possible losses on agents' balances, other receivables and other assets in the following amounts: 1999 - $5.1 million; 1998 - $2.8 million; and 1997 - $10.5 million.
   Losses and loss adjustment expenses included charges for possible losses on reinsurance recoverables of $.4 million in 1999 and $14.2 million in 1998. The aggregate allowance for all such losses amounted to approximately $148 million and $149 million at December 31, 1999 and 1998, respectively.

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Fair Value of Financial Instruments The following table presents (in millions) the carrying value and estimated fair value of AFC's financial instruments at December 31.

                                      1999                 1998
                               Carrying     Fair    Carrying     Fair
                                  Value    Value       Value    Value
     Assets:
     Fixed maturities            $9,862   $9,862     $10,323  $10,323
     Other stocks                   410      410         430      430
     Investment in investee         160      114         192      229

     Liabilities:
     Annuity benefits

       accumulated               $5,520   $5,371     $ 5,450  $ 5,307
     Long-term debt:
       Holding companies            113      113         315      326
       Subsidiaries                 240      230         177      176
     Trust preferred securities     220      205         225      231

     AFC preferred stock             72       69          72       80

   When available, fair values are based on prices quoted in the most active market for each security. If quoted prices are not available, fair value is estimated based on present values, discounted cash flows, fair value of comparable securities, or similar methods. The fair value of the liability for annuities in the payout phase is assumed to be the present value of the anticipated cash flows, discounted at current interest rates. Fair value of annuities in the accumulation phase is assumed to be the policyholders' cash surrender amount.

   Unrealized Gain (Loss) on Marketable Securities, Net The components of the Consolidated Balance Sheet caption "Unrealized gain (loss) on marketable securities, net" in shareholders' equity are summarized as follows (in millions):

                                      Unadjusted                Adjusted
                                           Asset   Effect of       Asset
                                     (Liability)    SFAS 115  (Liability)
     1999
     Fixed maturities                  $10,101.0     ($238.8)   $9,862.2
     Other stocks                          229.2       180.5       409.7
     Deferred acquisition costs            656.1         4.6       660.7
     Annuity benefits accumulated       (5,532.6)       13.1    (5,519.5)
       Pretax unrealized                               (40.6)

     Deferred taxes                         85.1        13.4        98.5
     Minority interest                    (502.7)       12.5      (490.2)

       Unrealized gain (loss)                        ($ 14.7)

     1998
     Fixed maturities                   $9,920.4      $403.0   $10,323.4
     Other stocks                          207.3       223.0       430.3
     Deferred acquisition costs            472.9        (8.9)      464.0
     Annuity benefits accumulated       (5,424.1)      (25.5)   (5,449.6)
       Pretax unrealized                               591.6

     Deferred taxes                        197.2      (205.8)       (8.6)
     Minority interest                    (486.8)      (37.5)     (524.3)

       Unrealized gain (loss)                         $348.3

               AMERICAN FINANCIAL CORPORATION AND SUBSIDIARIES

   Financial Instruments with Off-Balance-Sheet Risk On occasion, AFC and its subsidiaries have entered into financial instrument transactions which may present off-balance-sheet risks of both a credit and market risk nature. These transactions include commitments to fund loans, loan guarantees and commitments to purchase and sell securities or loans. At December 31, 1999, AFC and its subsidiaries had commitments to fund credit facilities and contribute limited partnership capital totaling up to $54 million.

   Restrictions on Transfer of Funds and Assets of Subsidiaries Payments of dividends, loans and advances by AFC's subsidiaries are subject to various state laws, federal regulations and debt covenants which limit the amount of dividends, loans and advances that can be paid. Under applicable restrictions, the maximum amount of dividends available to AFC in 2000 from its insurance subsidiaries without seeking regulatory clearance is approximately $186 million. Total "restrictions" on intercompany transfers from AFC's subsidiaries cannot be quantified due to the discretionary nature of the restrictions.

   Benefit Plans AFC expensed approximately $13 million in 1999, $22 million in 1998 and $21 million in 1997 for its retirement and employee savings plans.

   Transactions With Affiliates AFG owns a $3.7 million minority interest in a residential homebuilding company. A brother of AFC's Chairman also owns a minority interest. AAG has extended a line of credit to this company under which the homebuilder may borrow up to $8 million at 13% with interest deferred and added to principal. At December 31, 1999 and 1998, $8 million and $6.1 million was due under the credit line, respectively.

   In a 1997 transaction, AAG purchased for $4.9 million a minority ownership position in a company engaged in the production of ethanol. AFC's Chairman purchased the remaining ownership. During 1998, this company borrowed $4.0 million from AAG under a subordinated note bearing interest at 14% and paid a $6.3 million capital distribution, including $3.1 million to AAG. AAG's equity investment in this company at December 31, 1999 was $1.8 million. In addition, AAG and Great American have each extended a $5 million line of credit to this company; no amounts have been borrowed under the credit lines.